Exhibit 10.1

Certain information identified with [**] has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

THIS RESTRUCTURING SUPPORT AGREEMENT AND THE DOCUMENTS ATTACHED HERETO COLLECTIVELY DESCRIBE A PROPOSED RESTRUCTURING OF THE COMPANY PARTIES THAT WILL BE EFFECTUATED THROUGH FILING CHAPTER 11 CASES IN THE BANKRUPTCY COURT.

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits and schedules attached hereto and in accordance with Section 3, this “Agreement”) is made and entered into as of June 30, 2020, by and among the following parties:

i. Rosehill Resources Inc., a Delaware corporation (“RRI”);

ii. Rosehill Operating Company, LLC, a Delaware limited liability company (“ROC” and together with RRI, each a “Company” and collectively the “Company Parties”);

iii. Tema Oil and Gas Company, a Maryland corporation (“Tema”), as (a) the holder of approximately 66.8% of the voting equity interests in RRI and 35.2% of the equity interests in ROC, and (b) party to the TRA;1

iv. the undersigned beneficial holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that are beneficial holders of Revolving Credit Agreement Claims (the “Consenting Revolving Credit Agreement Lenders”);

[1]	Capitalized terms in the Preamble and Recitals to this Agreement not otherwise defined therein have the meanings set forth in Section 1 hereof.

v. the undersigned beneficial holders of, or the investment advisors, sub-advisors or managers on behalf of discretionary funds, accounts, or entities that are beneficial holders of Secured Notes Claims and 100% of the Series B Preferred Stock issued by RRI (the “Consenting Secured Noteholders”); and

vi. each transferee who becomes a Permitted Transferee in accordance with Section 5.02 of this Agreement (each of the foregoing described in sub-clauses (i) through (vi), a “Party” and, collectively, the “Parties”). Each of Tema, each of the Consenting Revolving Credit Agreement Lenders, each of the Consenting Secured Noteholders, and each Permitted Transferee (if any) is a “Consenting Creditor” and are collectively referred to herein as the “Consenting Creditors.”

RECITALS

WHEREAS, the Company Parties and the Consenting Creditors have in good faith and at arm’s length negotiated certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure, including the Company Parties’ respective obligations under each of: (i) the Revolving Credit Agreement; (ii) the Note Purchase Agreement; and (iii) the TRA;

WHEREAS, the Company Parties intend to commence voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code in the Bankruptcy Court to effect the restructuring through a prepackaged chapter 11 plan of reorganization (as may be amended, modified, or supplemented from time to time in accordance with the terms of this Agreement, the “Plan”) pursuant to the terms set forth in the Restructuring Term Sheet attached hereto as Exhibit A (the “Restructuring Term Sheet”), all of which shall be subject to the terms and conditions described in this Agreement (such transactions, the “Restructuring Transactions”);

WHEREAS, the Consenting Secured Noteholders and Tema have reached agreement with the Company Parties to backstop a $17.5 million junior convertible debtor in possession delayed draw term loan facility (the “DIP Facility”) on the terms and conditions set forth in Exhibit 1 to the Restructuring Term Sheet (the “DIP Term Sheet”), and the Consenting Revolving Credit Agreement Lenders have consented to the Company Parties entering into a junior DIP Facility;

WHEREAS, the Consenting Revolving Credit Agreement Lenders and the Consenting Secured Noteholders have agreed to consent to the Company Parties’ use of cash collateral during the Chapter 11 Cases on the terms set forth in the Restructuring Term Sheet and the DIP Term Sheet in exchange for the adequate protection set forth in the Restructuring Term Sheet and the DIP Term Sheet; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

SECTION 1 DEFINITIONS AND INTERPRETATION.

1.01 Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Restructuring Term Sheet, or as the context otherwise requires.

As used in this Agreement, the following terms have the following meanings:

a)	“Agents” means the Note Agent and the Revolving Credit Agreement Agent.

b)

“Agreement” has the meaning set forth in the Preamble of this Agreement (as may be amended, modified, or supplemented from time to time in accordance with the terms hereof) and, for the avoidance of doubt, includes all of the exhibits, annexes, and schedules attached hereto.

c)	“Agreement Effective Date” has the meaning set forth in Section 2 hereof.

d)	“Alternative Proposal” has the meaning set forth in Section 6.02 hereof.

e)

“Amended Revolving Credit Agreement” means the Revolving Credit Agreement, which will be amended, restated, and/or replaced or otherwise modified on the terms set forth in the RBL Term Sheet and such other terms mutually agreed in good faith among ROC and the Consenting Revolving Credit Agreement Lenders (subject to the consent of the Required Secured Noteholders).

f)

“Amendment to Gateway Gathering Agreement” means the amendment to that Gateway Gathering Agreement dated as of April 27, 2017 (as amended, restated modified, or supplemented from time to time), by and among ROC and Gateway Gathering and Marketing Company.

g)	“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

h)

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, pursuant to 28 U.S.C. § 151, the United States District Court for the Southern District of Texas.

i)

“beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, any Claims or Interests subject to this Agreement or the right to acquire such Claims or Interests.

j)	“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of Texas.

k)	“Chapter 11 Cases” has the meaning set forth in the Recitals of this Agreement.

l)	“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code, which Claim is against a Company.

m)	“Company Parties” has the meaning set forth in the Preamble of this Agreement.

n)

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan in the Chapter 11 Cases in satisfaction of the applicable provisions of the Bankruptcy Code, and approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code.

o)	“Consenting Creditor” has the meaning set forth in the Preamble of this Agreement.

p)	“Consenting Revolving Credit Agreement Lenders” has the meaning set forth in the Preamble of this Agreement.

q)	“Consenting Secured Noteholders” has the meaning set forth in the Preamble of this Agreement.

r)

“Debt Documents” means the Revolving Credit Agreement, the Note Purchase Agreement, and the TRA, and all other documents and instruments executed and delivered in connection with each of the foregoing, in each case, as amended, restated, modified, or supplemented from time to time.

s)	“Debtors” means RRI and ROC, in each case, solely in its capacity as a debtor in possession under the Bankruptcy Code.

t)	“Definitive Documents” has the meaning set forth in Section 4.01 hereof.

u)	“DIP Credit Agreement” means the credit agreement evidencing the DIP Facility.

v)	“DIP Facility” has the meaning set forth in the Recitals of this Agreement.

w)	“DIP Term Sheet” has the meaning set forth in the Recitals of this Agreement.

x)	“Disclosure Statement” means the related disclosure statement with respect to the Plan.

y)	“Fiduciary Action or Inaction” has the meaning set forth in Section 6.03 hereof.

z)	“Fiduciary Out” has the meaning set forth in Section 9.02(b) hereof.

aa)	“Fiduciary Out Notice” has the meaning set forth in Section 6.03 hereof.

bb)	“Final Financing Order” means the final order authorizing the Debtors to enter into the DIP Facility and to use cash collateral.

cc)	“Financing Motion” means the motion seeking authority for the Debtors to enter into the DIP Facility and to use cash collateral.

dd)	“Financing Orders” means, collectively, the Interim Financing Order and the Final Financing Order.

ee)

“First Day Pleadings” means the motions, petitions, pleadings, draft orders and other documents that the Debtors file at the commencement of the Chapter 11 Cases. First Day Pleadings include related orders as entered by the Bankruptcy Court.

ff)

“Interests” means, collectively, all (i) equity securities (as such term is defined in section 101(16) of the Bankruptcy Code), (ii) limited liability company interests, and (iii) membership interests, in a Company.

gg)	“Interim Financing Order” means the interim order authorizing the Debtors to enter into the DIP Facility and to use cash collateral.

hh)	“Milestones” has the meaning set forth in Section 9.01(a) hereof.

ii)

“New Equity Documentation” means any and all documentation required to implement, issue, and distribute the new equity issued by New Rosehill, which shall be consistent with the terms and conditions set forth in the Restructuring Term Sheet, including but not limited to the Company Parties’ and the Consenting Creditors’ rights with respect to the “Tax Structure” (as described in the Restructuring Term Sheet).

jj)

“New Rosehill” means a reorganized ROC or a newly-created entity to be created pursuant to the Plan that following the Effective Date, which shall directly or indirectly acquire substantially all of the assets of ROC pursuant to the Plan and be the successor to ROC.

kk)	“Note Agent” means U.S. Bank National Association, as agent and collateral agent under the Note Purchase Agreement.

ll)

“Note Purchase Agreement” means that Note Purchase Agreement dated as of December 8, 2017 (as amended, restated modified, or supplemented from time to time), by and among ROC, RRI, the Secured Noteholders and the Note Agent.

mm)	“Owned Company Claims/Interests” has the meaning set forth in Section 7.02(a) hereof.

nn)

“Person” means any “person” as defined in section 101(41) of the Bankruptcy Code, including, without limitation, any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity

oo)	“Plan” has the meaning set forth in the Recitals of this Agreement.

pp)	“Plan Effective Date” means the occurrence of the effective date of the Plan pursuant to its terms.

qq)	“Plan Supplement” means the compilation of documents and form of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

rr)	“Prepack Scheduling Order” has the meaning set forth in Section 9.01(a) hereof.

ss)

“Qualified Marketmaker” means an entity that (i) holds itself out to the public, the syndicated loan market, and/or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against, and/or equity interests in, the Company Parties, or enter with customers into long and short positions in claims against the Company Parties), in its capacity as a dealer or market maker in such claims and (ii) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including term, loans, and/or debt or equity securities).

tt)	“Required Revolving Credit Agreement Lenders” has the meaning set forth in Section 9.01 hereof.

uu)	“Required Secured Noteholders” has the meaning set forth in Section 9.01 hereof.

vv)	“Restructuring Committee” means the independent special committee of the board of directors for RRI formed in connection with an actual or potential Restructuring Transaction.

ww)	“Restructuring Transactions” has the meaning set forth in the Recitals of this Agreement.

xx)

“Revolving Credit Agreement” means that Amended and Restated Credit Agreement dated as of March 28, 2018 (as amended, restated, modified, or supplemented from time to time), by and among ROC, RRI, the Revolving Credit Agreement Agent, and the Revolving Credit Agreement Lenders.

yy)	“Revolving Credit Agreement Agent” means JPMorgan Chase Bank, N.A., as administrative agent and issuing bank under the Revolving Credit Agreement.

zz)	“Revolving Credit Agreement Claims” has the meaning set forth in the Restructuring Term Sheet.

aaa)	“Revolving Credit Agreement Lenders” means the lenders under the Revolving Credit Agreement.

bbb)

“Secured Notes Claims” means all Claims under the Note Purchase Agreement, including but not limited to all principal, plus accrued and unpaid interest, fees (including the Repayment Fee (as defined in the Note Purchase Agreement)), and other expenses arising and payable under the Note Purchase Agreement.

ccc)	“Secured Noteholders” means the holders of notes under the Note Purchase Agreement.

ddd)	“Series A Preferred Stock” has the meaning set forth in the Restructuring Term Sheet.

eee)	“Series B Preferred Stock” has the meaning set forth in the Restructuring Term Sheet.

fff)	“Solicitation Materials” means all solicitation materials in respect of the Plan.

ggg)

“Support Period” means the period commencing on the Agreement Effective Date and ending on the earlier of the (i) date on which this Agreement is terminated pursuant to Section 9 hereof and (ii) the Plan Effective Date.

hhh)	“Tema” has the meaning set forth in the Preamble of this Agreement.

iii)	“TRA” means that Tax Receivable Agreement dated as of April 27, 2017 (as amended, restated, modified, or supplemented from time to time), by and among RRI and Tema.

jjj)	“TRA Claims” means any Claim of Tema pursuant to the TRA.

1.02 Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, modified, or supplemented from time to time;

provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(d) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(e) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(f) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(g) the use of “include” or “including” is without limitation, whether stated or not; and

(h) the phrase “counsel to” any Party refers in this Agreement to each counsel specified in Section 11.10.

SECTION 2 AGREEMENT EFFECTIVE DATE. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Central Time, on the date on which: (a) the counterpart signature pages to this Agreement shall have been executed and delivered by (i) the Company Parties, (ii) Consenting Revolving Credit Agreement Lenders that hold at least 66.67% of the aggregate outstanding principal amount of Revolving Credit Agreement Claims, (iii) Consenting Secured Noteholders that hold at least 66.67% of the aggregate outstanding principal amount of the Secured Note Claims and 66.67% of the aggregate issued Series B Preferred Stock, and (iv) Tema; and (b) the Company Parties shall have paid all Consenting Secured Noteholder Restructuring Expenses, and Consenting Revolving Credit Agreement Lenders Expenses, in each case incurred through the Agreement Effective Date and properly submitted to the Company Parties; and (c) the Company Parties have given notice to counsel to the Revolving Credit Agreement Agent, counsel to the Consenting Secured Noteholders, and counsel to Tema, in accordance with Section 11.10 that each of the foregoing conditions set forth in this Section 2, in each case, has been satisfied and this Agreement is effective; in each instance, on or before June 30, 2020 (such date, the “Agreement Effective Date”).2

SECTION 3 EXHIBITS INCORPORATED BY REFERENCE. Each of the exhibits attached hereto, including the Restructuring Term Sheet, is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits, this Agreement (without reference to the exhibits) shall govern.

[2]

For the avoidance of doubt, the obligations and rights of the Consenting Creditors described in this Agreement shall apply to any postpetition Claims or Interests acquired by such Consenting Creditors in accordance with the Restructuring Transactions.

SECTION 4 DEFINITIVE DOCUMENTATION.

4.01 The definitive documents and agreements governing the Restructuring Transactions (collectively, the “Definitive Documents”) shall include, without limitation, the following: (a) the Plan and its exhibits, ballots, the Plan Supplement, and solicitation procedures; (b) the Confirmation Order; (c) the Disclosure Statement and the other Solicitation Materials; (d) the Prepack Scheduling Order; (e) the DIP Credit Agreement, the Financing Motion, and the Financing Orders; (f) the First Day Pleadings; (g) any other material pleadings or material motions the Company Parties file in connection with the Chapter 11 Cases, and all orders sought pursuant thereto (for the avoidance of doubt, the following are not material pleadings or material motions: ministerial notices and similar ministerial documents; retention applications; fee applications; fee statements; any similar pleadings or motions relating to the retention or fees of any professional; statements of financial affairs and schedules of assets and liabilities); (h) the New Equity Documentation; (i) the Amendment to Gateway Gathering Agreement; (j) the corporate governance documents and other organizational documents of New Rosehill; (k) the Amended Revolving Credit Agreement; and (l) such other agreements and documentation reasonably desired or necessary to consummate and document the transactions contemplated by this Agreement and the Plan.

4.02 The Definitive Documents not executed or in a form attached to this Agreement will, after the Agreement Effective Date, remain subject to negotiation and completion in good faith by the Parties, and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, and, including with respect to any modifications, amendments, or supplements thereof, shall be in form and substance reasonably satisfactory to each of the Consenting Creditors; provided that the DIP Credit Agreement and the Financing Orders shall be in form and substance acceptable to the Majority DIP Lenders and the Required Revolving Credit Agreement Lenders; provided further that the provisions of the Plan and Confirmation Order relating to the conversion of the DIP Facility shall be consistent with this Agreement and otherwise in form and substance satisfactory to the Majority DIP Lenders in their sole discretion; provided further that provisions of the Plan and Confirmation Order that would materially and adversely affect the Restructuring Transactions or the recovery of (including the value thereof) the DIP Lenders, the Consenting Secured Noteholders or the Consenting Revolving Credit Agreement Lenders shall also be in form and substance satisfactory to the Majority DIP Lenders, the Required Secured Noteholders and the Required Revolving Credit Agreement Lenders, as applicable, in their sole discretion.

4.03 The Company Parties acknowledge and agree that they will use commercially reasonable efforts to provide advance initial draft copies of the Definitive Documents to counsel for the Consenting Creditors at least three (3) business days prior to the date when any Debtor intends to file the applicable Definitive Documents with the Bankruptcy Court; provided that if three (3) business days in advance is not reasonably practicable, such initial draft Definitive Document shall be provided as soon as reasonably practicable prior to filing, but in no event later than twenty-four (24) hours in advance of any filing thereof.

4.04 The Required Secured Noteholders, the Required Revolving Credit Agreement Lenders, and Tema shall have the right to consent to any agreements, documents, instruments or motions (or any amendments, approvals, waivers, or modifications thereto) in connection with the Chapter 11 Cases or the Restructuring Transactions that may materially and adversely affect any of such Party’s rights, remedies, obligations, liabilities, or anticipated distributions as set forth in the Restructuring Term Sheet, this Agreement, or the Definitive Documents, which consent shall not be unreasonably withheld, conditioned, or delayed.

SECTION 5 AGREEMENTS OF THE CONSENTING CREDITORS.

5.01 Agreement to Support. During the Support Period, subject to the terms and conditions hereof, each of the Consenting Creditors agrees, severally and not jointly, that it shall:

(a) use its commercially reasonable efforts to support the Restructuring Transactions, and to negotiate and otherwise act in good faith and take any and all reasonable actions necessary to consummate the Restructuring Transactions, in a manner consistent with this Agreement (including the Restructuring Term Sheet), including, but not limited to, directing or encouraging the Agents to support the Restructuring Transactions;

(b) use its commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(c) refrain from initiating or supporting (or directing or encouraging the Agents or any other party to initiate or support) any actions, including legal proceedings, that are inconsistent with the Restructuring Transactions;

(d) if solicited to do so, timely vote (pursuant to the Plan) or cause to be voted all of its Claims and Interests, as applicable, to accept the Plan by delivering its duly executed and completed ballot or ballots accepting the Plan on a timely basis following commencement of the solicitation of acceptances of the Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code;

(e) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by delivering its duly executed and completed ballot(s) indicating such election;

(f) negotiate in good faith with the Company Parties the forms of the Definitive Documents (to the extent such Consenting Creditor is a party thereto) and, subject to the consent requirements specified herein, execute the Definitive Documents to the extent such Consenting Creditor is a party thereto;

(g) not directly or indirectly, through any Person (including any administrative agent, collateral agent or trustee), seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, financing, consummation, or prosecution of any Alternative Proposal;

(h) not vote in support of any Alternative Proposal;

(i) not change or withdraw its votes to accept the Plan (or cause or direct such vote to be changed or withdrawn);

(j) negotiate in good faith additional or alternative provisions to the Restructuring Agreement, in the event any objection, proceeding, or impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions;

(k) support and take all reasonable actions necessary or reasonably requested by the Company Parties to confirm such Consenting Creditor’s support for the Restructuring Transactions in accordance with the terms of this Agreement (including the Restructuring Term Sheet); and

(l) not directly or indirectly, through any Person (including any administrative agent, collateral agent or trustee), object to or contest the Claims or Interests of any other Consenting Creditor, or the rights or distributions of any such Claims or Interests under the Plan or as provided for under the Restructuring Term Sheet.

5.02 Transfers.

(a) Each Consenting Creditor agrees that, for the duration of the Support Period, such Consenting Creditor shall not sell, transfer, loan, issue, participate, pledge, hypothecate, assign or otherwise dispose of (other than ordinary course pledges and/or swaps) (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Claims or Interests, including any beneficial ownership in any such Claims or Interests, or any option thereon or any right or interest therein (including grant any proxies, deposit any Claims or Interests into a voting trust, or entry into a voting agreement with respect thereto), unless the transferee thereof either (i) is a Consenting Creditor or (ii) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Creditor and to be bound by all of the terms of this Agreement applicable to Consenting Creditors (including with respect to any and all Claims or Interests it already may hold against or in the Company prior to such Transfer) by executing a joinder agreement, a form of which is attached hereto as Exhibit B (a “Joinder Agreement”), and delivering an executed copy thereof within two (2) business days of such execution, to counsel for the Company Parties and counsel to each of the Consenting Creditors, in which event (A) the transferee shall be deemed to be a Consenting Creditor hereunder to the extent of such transferred Claims or Interests, and (B) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred Claims or Interests (such transfer, a “Permitted Transfer” and such party to such Permitted Transfer, a “Permitted Transferee”). Each Consenting Creditor agrees that any Transfer of any Claim that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company Parties and each other Consenting Creditor shall have the right to enforce the voiding of such Transfer.

(b) Notwithstanding anything to the contrary herein, a Qualified Marketmaker that acquires any Claims or Interests subject to this Agreement held by a Consenting Creditor with the purpose and intent of acting as a Qualified Marketmaker for such Claims or Interests, shall not be required to become a party to this Agreement as a Consenting Creditor; provided, that (i) such Qualified Marketmaker, while it owns or holds any Claims or Interests subject to this Agreement, shall refrain from initiating or supporting any actions, including legal proceedings, that are inconsistent with the Restructuring Transactions or this Agreement, and (ii) the Consenting Creditor that completes the Transfer to a Qualified Market Maker shall be solely responsible for the Qualified Marketmaker’s failure to comply with this Section 5.02(b). To the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any Claims or Interests that it acquires from a holder of Claims or Interests that is not a Consenting Creditor to a transferee that is not a Consenting Creditor at the time of such Transfer without the requirement that the transferee be or become a signatory to this Agreement or execute a Joinder Agreement.

5.03 Additional Claims or Interests. This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Claims or Interests; provided, that to the extent any Consenting Creditor (a) acquires additional Claims or Interests, (b) holds or acquires any other Claims against the Company entitled to vote on the Plan, or (c) holds or acquires any Interests entitled to vote on the Plan, then, in each case, each such Consenting Creditor shall promptly notify counsel for the Company Parties and counsel to each of the other Consenting Creditors, and each such Consenting Creditor agrees that all such Claims and Interests shall be subject to this Agreement, and agrees that, for the duration of the Support Period and subject to the terms of this Agreement, it shall vote in favor of the Plan (or cause to be voted) any such additional Claims and/or Interests entitled to vote on the Plan (to the extent still held by it on or on its behalf at the time of such vote), in a manner consistent with Section 5.01 hereof. For the avoidance of any doubt, any obligation to vote for the Plan or any other plan of reorganization shall be subject to sections 1125 and 1126 of the Bankruptcy Code.

5.04 Preservation of Rights. Notwithstanding the foregoing, nothing in this Agreement, and neither a vote to accept the Plan by any Consenting Creditor, nor the acceptance of the Plan by any Consenting Creditor, shall: (a) be construed to limit consent and approval rights provided in this Agreement (including the Restructuring Term Sheet) and the Definitive Documents; (b) be construed to prohibit any Consenting Creditor from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement (including the Restructuring Term Sheet) or the Definitive Documents, or exercising rights or remedies specifically reserved herein or therein; (c) be construed to prohibit any Consenting Creditor from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, or from consulting with any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), provided that during the Support Period, such appearance or consultation, and the positions advocated in connection therewith, must not be inconsistent with this Agreement (including the Restructuring Term Sheet) and must not be for the purpose of (or could not reasonably be expected to) hindering, delaying, or preventing the consummation of the Restructuring Transactions; (d) subject to Section 5.05, limit the ability of any Consenting Creditor to assert any rights, claims, and/or defenses under the Debt Documents; or (e) affect the ability of any Consenting Creditor to consult with any other Consenting Creditor or the Company Parties.

5.05 Negative Covenants. The Consenting Creditors agree that, for the duration of the Support Period, each Consenting Creditor shall not take any action inconsistent with, or omit to take any action required by the Debt Documents, except to the extent that any such action or inaction is expressly contemplated or permitted by this Agreement (including the Restructuring Term Sheet), the Plan, or any of the other Definitive Documents.

5.06 Forbearance. Each Consenting Creditor agrees that, solely for the duration of the Support Period applicable to such Consenting Creditor, subject to Section 5.04, except as expressly contemplated by this Agreement (including the Restructuring Term Sheet) each Consenting Creditor agrees to forbear from the exercise of its rights (including any right of set-off) or remedies it may have under the Debt Documents, and to defer any claims that have become automatically due and payable thereunder as a result of the commencement of the Chapter 11 Cases, as applicable, and under applicable U.S. or foreign law or otherwise. Each Consenting Creditor further agrees that if any applicable trustee or collateral agent, including the Agents, takes any action inconsistent with such Consenting Creditor’s obligations under this Agreement or the Plan, such Consenting Creditor shall use commercially reasonable efforts to direct such administrative agent or collateral agent to cease, withdraw, and refrain from taking any such action.

5.07 Financing Commitments. Subject to the conditions set forth in the DIP Term Sheet, each Consenting Secured Noteholder and Tema, severally and not jointly, agrees to provide (or cause any of its designees to provide) its allocable share of the DIP Facility as set forth in the DIP Term Sheet on the terms and conditions set forth in the DIP Term Sheet. For the avoidance of doubt, upon termination or expiration of this Agreement in accordance with its terms, the commitment of the Consenting Secured Noteholder and Tema made pursuant to this Section 5.07 to enter into the DIP Credit Agreement and fund the DIP Facility as set forth in the DIP Term Sheet shall terminate; provided, however, that upon the closing of the DIP Credit Agreement, the DIP Credit Agreement shall govern the DIP Facility and any termination thereof.

5.08 Commitment of Certain Groups Only. Notwithstanding any provision herein to the contrary, (a) the Parties understand that the Consenting Revolving Credit Agreement Lenders are engaged in a wide range of financial services and businesses and (b) in furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting Revolving Credit Agreement Lender expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of the Consenting Revolving Credit Agreement Lender, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Consenting Revolving Credit Agreement Lender until such trading desk or business group is or becomes a party to this Agreement. For the avoidance of doubt, in the event of any Transfer to any other trading desk or business group of a Consenting Revolving Credit Agreement Lender that is not indicated on its signature page hereto, such Transfer is subject to Section 5.02 hereof.

SECTION 6 AGREEMENTS OF THE COMPANY PARTIES.

6.01 Covenants. During the Support Period, subject to the terms and conditions hereof, each of the Company Parties agrees, severally and not jointly, that it shall:

(a) use its commercially reasonable efforts to support the Restructuring, and to negotiate and otherwise act in good faith and take any and all reasonable actions necessary to consummate the Restructuring, in a manner consistent with this Agreement (including the Restructuring Term Sheet);

(b) prosecute and defend any appeals of the Confirmation Order;

(c) negotiate in good faith with the Consenting Creditors the forms of the Definitive Documents and execute the Definitive Documents;

(d) execute and deliver any other required agreements to effectuate and consummate the Restructuring Transactions;

(e) use its commercially reasonable efforts to obtain, file, submit, or register any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(f) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, support and take all steps reasonably necessary and desirable to address any such impediment;

(g) take all steps necessary or desirable to complete the Restructuring Transactions within the time-frame provided herein, including complying with the Milestones;

(h) operate its business in the ordinary course, taking into account the Restructuring Transactions;

(i) not file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement (including the consent rights of the Consenting Creditors set forth herein as to the form and substance of such motion, pleading or Definitive Document) or the Plan;

(j) not object to, delay, impede, or take any other action (including amending or modifying any Definitive Documentation in a manner inconsistent with this Agreement) that is materially inconsistent with, or is intended or could reasonably be expected to interfere in a material way with acceptance or implementation of the Restructuring Transactions; and

(k) provide any written information or reporting provided to the EIG DIP Lenders or the Majority DIP Lender, or their respective agents or advisors, to Tema at the same time and in the same manner as provided to the EIG DIP Lenders or the Majority DIP Lender.

6.02 Alternative Proposals.

(a) The Company Parties represent and warrant to the Consenting Creditors that there are no pending agreements (oral or written) or understandings, with respect to any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests or restructuring (other than the Restructuring Transactions) involving the Company Parties, or any of their assets, properties or businesses (an “Alternative Proposal”).

(b) If the Company Parties make or receive a proposal or expression of interest (written or oral) regarding an Alternative Proposal, the Company Parties shall promptly (and in any case within two (2) Business Days) notify counsel to the Consenting Creditors of the receipt of any such proposal or expression of interest relating to an Alternative Proposal, with such notice to include the material terms thereof and, if applicable, a copy of such proposal, expression of interest, or Alternative Proposal, including (unless prohibited by a separate agreement to which the Debtors are not a party) the identity of the person or group of persons involved (it being understood and agreed that the Company Parties shall not enter into any confidentiality or other agreement that would prohibit the Company Parties’ obligations under this Section 6.02(b)).

(c) Notwithstanding anything to the contrary in this Agreement (but subject to Sections 6.02(a)–(b) and 6.03), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (i) consider, respond to, and facilitate, but not solicit, Alternative Proposals; (ii) provide access to non-public information concerning any Company Party to any Person or enter into confidentiality agreements or nondisclosure agreements with any Person (subject to Section 6.02(b) in connection with an Alternative Proposal); (iii) maintain or continue discussions or negotiations with respect to Alternative Proposals; (iv) otherwise cooperate with, assist, participate in, or facilitate, but not solicit, any inquiries, proposals, discussions, or negotiation of Alternative Proposals; and (v) enter into or continue discussions or negotiations with holders of Claims against or Interests in a Company Party (including any Consenting Creditor), any other party in interest in the Chapter 11 Cases (including any official committee and the Office of the United States Trustee), or any other Person regarding the Restructuring Transactions or Alternative Proposals. The Company Parties shall provide written notice of entry into a definitive agreement with respect to any Alternative Proposal to the counsel of the Consenting Creditors within one (1) Business Day of board or similar approval of the entry into such definitive agreement.

6.03 Actions Required by Law or Duty. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Restructuring Committee to take any action, or to refrain from taking any action, with respect to the Restructuring Transactions to the extent the Restructuring Committee determines, based on the written advice of counsel, that taking such action, or refraining from taking such action, as applicable, would not be in compliance with applicable law or its fiduciary obligations under applicable law (any such action or inaction, a “Fiduciary Action or Inaction”); provided, however, that no Fiduciary Action or Inaction permitted by the foregoing shall be deemed to prevent the Consenting Creditors from taking actions they are permitted to take pursuant to this Agreement as a result of such Fiduciary Action or Inaction, including terminating their obligations hereunder (including pursuant to Section 9.01); provided, further, that if any Fiduciary Action or Inaction would otherwise be a breach of a covenant or obligation of the Company Parties under this Agreement (including pursuant to Section 6.01), then the Company Parties shall deliver written notice of such determination to the Consenting Creditors within one (1) Business Day of such determination (a “Fiduciary Out Notice”).

6.04 Automatic Stay. Each Company acknowledges and agrees and shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice); provided, that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

SECTION 7 REPRESENTATIONS AND WARRANTIES.

7.01 Each of the Parties, severally, and not jointly, represents and warrants to each other Party that the following statements are complete and correct as of the date hereof (or with respect to a Party that is joining this Agreement pursuant to Section 5.02(a), as of the date of such joinder):

(a) Enforceability. It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b) No Consent or Approval. Except as expressly provided in this Agreement, the Plan, the Restructuring Term Sheet, or the Bankruptcy Code, no consent or approval is required by any other Person in order for it to effectuate the Restructuring Transactions contemplated by, and perform the respective obligations under, this Agreement and the Restructuring Term Sheet.

(c) Power and Authority. Except as expressly provided in this Agreement, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement.

(d) Governmental Consents. Subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Restructuring Transaction, the execution, delivery and performance by it of this Agreement does not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.

(e) No Conflicts. The execution, delivery, and performance of this Agreement does not: (i) violate any provision of law, rules or regulations applicable to it in any material respect; (ii) violate its certificate of incorporation, bylaws, or other organizational documents; or (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material adverse effect on the Restructuring Transactions.

7.02 Each Consenting Creditor, severally, and not jointly, represents and warrants to each other Party that the following statements are complete and correct as of the date hereof (or with respect to a Party that is joining this Agreement pursuant to Section 5.02(a), as of the date of such joinder):

(a) it is the beneficial owner of the face amount of the Company Claims and Interests, or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims and Interests, as reflected in such Consenting Creditor’s signature block to this Agreement (such Company Claims and Interests, the “Owned Company Claims/Interests”);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning the Owned Company Claims/Interests;

(c) the Owned Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) (i) it is one of (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), or (C) a non-U.S. person who (x) is at the time of executing this Agreement, and has been at all times during the negotiation hereof, located outside the United States acquiring any securities of the Company Party in connection with the Restructuring Transactions in an offshore transaction (as each of those terms is used in Regulation S under the Securities Act) and (y) is a person or other entity to whom any securities of the Company Party may be offered and sold in the Restructuring Transactions in the manner contemplated herein without registration, qualification, filing or other governmental, stock exchange or regulatory approval or notification or similar process in its jurisdiction of incorporation, place of business or domicile or residence, if different, and (ii) any securities of any Company Party acquired by the applicable Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act ; and

(e) as of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.

7.03 Each Company Party, severally, and not jointly, represents and warrants to each other Party that the following statements are complete and correct as of the date hereof:

(a) it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Plan and this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

SECTION 8 ACKNOWLEDGEMENT. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code. The Company Parties will not solicit acceptances of any Plan from Consenting Creditors in any manner inconsistent with the Bankruptcy Code or applicable non-bankruptcy law.

SECTION 9 TERMINATION EVENTS.

9.01 Consenting Creditor Termination Events. This Agreement may be terminated as between: (a) the Consenting Revolving Credit Agreement Lenders and the other Parties, (b) the Consenting Secured Noteholders and the other Parties, or (c) Tema and the other Parties, in each case, by the delivery to the Company Parties and counsel to the other Consenting Creditors, other than the Consenting Creditors seeking to terminate this Agreement pursuant to this Section 9.01 (such Consenting Creditors, the “Terminating Consenting Creditors”) of a written notice in accordance with Section 11.10 by, as applicable: (i) the Consenting Revolving Credit Agreement Lenders holding at least 66.67% of the principal amount of the Revolving Credit Agreement Claims held by the Consenting Revolving Credit Agreement Lenders at such time (the “Required Revolving Credit Agreement Lenders”); (ii) the Consenting Secured Noteholders holding at least 66.67% of the principal amount of the Secured Notes Claims held by the Consenting Secured Noteholders at such time (the “Required Secured Noteholders”); or (iii) Tema, in each case, in the exercise of their sole discretion, upon the occurrence and continuation of any of the following events:

(a) The failure to satisfy any of the below milestones (the “Milestones”), which has not been waived in writing or extended in a manner consistent with this Agreement, unless such failure is the direct result of any act, omission, or delay on the part of the Terminating Consenting Creditors in violation of its obligations under this Agreement; provided that Tema may not terminate for failure to satisfy the Milestones in Section 9.01(a)(vii)–(viii) or for breach of Section 9.01(p)(ii) hereof; provided further that Tema may terminate if the Plan Effective Date does not occur within 120 days after the Petition Date:

(i) The Company Parties shall have commenced solicitation of the Plan in accordance with section 1126(b) of the Bankruptcy Code on or before July 10, 2020 (which may be reasonably extended subject to the terms and conditions of the “Tax Structure” provision of the Restructuring Term Sheet);

(ii) the Company Parties shall have commenced the Chapter 11 Cases by filing petitions for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court on or before July 15, 2020 at 11:59 p.m. (prevailing Central Time) (the date of such commencement, the “Petition Date”);

(iii) the Debtors shall have filed (i) the Disclosure Statement, (ii) the Plan, the votes for which shall have already been solicited, and (iii) a motion seeking entry of an order scheduling a combined hearing with respect to Plan confirmation and Disclosure Statement approval (the “Prepack Scheduling Order”) on or before the date that is one day after the Petition Date;

(iv) the Bankruptcy Court shall have entered the Interim Financing Order on or before the date that is three Business Days from the Petition Date;

(v) the Bankruptcy Court shall have entered the Prepack Scheduling Order on or before the date that is seven (7) days from the Petition Date;

(vi) the Bankruptcy Court shall have entered the Final Financing Order on or before the date that is forty-five (45) days from the Petition Date;

(vii) the Bankruptcy Court shall have entered the Confirmation Order on or before the date that is sixty (60) days from the Petition Date;

(viii) the effective date of the Plan (the “Plan Effective Date”) shall not have occurred on or before the date that is seventy-five (75) days after the date that the Bankruptcy Court enters the Confirmation Order;

(b) the breach by any Party other than the Terminating Consenting Creditors of any of the representations, warranties, or covenants of such breaching Party as set forth in this Agreement (it being understood and agreed that any actions required to be taken by the Company Parties that are included in the Restructuring Term Sheet are to be considered “covenants” of the Company Parties, and therefore covenants of this Agreement, notwithstanding the failure of any specific provisions in the Restructuring Term Sheet to be contained in this Agreement) that would materially and adversely affect the Restructuring Transactions or the recovery of any Consenting Creditor; provided, however, that such Terminating Consenting Creditors shall transmit a notice to the Company Parties and counsel to the other Consenting Creditors pursuant to Section 11.10, detailing any such breach and, if such breach is capable of being cured, the breaching Party shall have five (5) Business Days after receiving such notice to cure such breach;

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling or order enjoining, the consummation of a material portion of the Restructuring Transactions or materially impacting the recovery of any Consenting Creditor; provided, however, that the Company Parties shall have ten (10) Business Days after issuance of such injunction, judgment, decree, charge, ruling or order to obtain relief that would allow consummation of the Restructuring Transactions or rectify the recovery of any Consenting Creditor, as applicable, that does not prevent or diminish in a material way compliance with the terms of this Agreement;

(d) the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for five (5) Business Days after entry of such order.

(e) the entry of an order by the Bankruptcy Court (or any other court of competent jurisdiction), or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Revolving Credit Agreement Lenders and Required Secured Noteholders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases of a Company Party, (iii) rejecting, voiding, or deeming unenforceable this Agreement pursuant to section 365 of the Bankruptcy Code or otherwise; or (iv) approving an Alternative Proposal;

(f) the Bankruptcy Court grants relief that is inconsistent in any material respect with this Agreement, the Definitive Documents or the Restructuring Transactions, and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement and the Restructuring Transactions within five (5) business days following entry thereof;

(g) any Company Party (i) files, amends, or modifies, or files a pleading seeking approval of, any Definitive Document or authority to amend or modify any Definitive Document, in a manner that is materially inconsistent with, or constitutes a material breach of, this Agreement and is adverse to the Consenting Creditor seeking termination pursuant to this provision (including with respect to the consent rights afforded the Consenting Creditors under this Agreement), without the prior written consent of the Required Revolving Credit Agreement Lenders and Required Secured Noteholders, (ii) withdraws the Plan without the prior consent of the Required Revolving Credit Agreement Lenders and Required Secured Noteholders, or (iii) publicly announces its intention to take any such acts listed in the immediately preceding clause (i) or (ii), in the case of each of the immediately preceding clauses (i) through (iii), which remains uncured (to the extent curable) for five (5) Business Days after such Terminating Consenting Creditors transmit a written notice to the Company Parties in accordance with Section 11.10 detailing any such breach;

(h) on or after the Agreement Effective Date, any of the Company Parties consummates, announces, or enters into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pays any dividend, or incurs any indebtedness for borrowed money, in each case outside the ordinary course of business, in each case other than: (i) the Restructuring Transactions or (ii) with the prior consent of the Required Revolving Credit Agreement Lenders and Required Secured Noteholders;

(i) the Restructuring Committee exercises a Fiduciary Out, or a Fiduciary Out Notice is delivered (or required to be delivered) to the Consenting Creditors;

(j) any of the following shall have occurred: (i) the Company Parties or any affiliate of the Company Parties shall have filed any motion, application, adversary proceeding or cause of action (A) challenging the validity, enforceability, or priority of, or seek avoidance or subordination of the Revolving Credit Facility Claims, Secured Notes Claims, or TRA Claims or (B) otherwise seeking to impose liability upon or enjoin the Consenting Creditors (in each case, other than with respect to a breach of this Agreement); (ii) the Company Parties or any affiliate of the Company Parties shall have supported any application, adversary proceeding or cause of action referred to in this clause (j) filed by another person, or consents (without the consent of the Consenting Creditors) to the standing of any such person to bring such application, adversary proceeding or cause of action; or (iii) the Bankruptcy Court shall have entered an order that materially impacts or impairs any of the Consenting Creditors’ rights or anticipated distributions as set forth in the Restructuring Term Sheet;

(k) the termination of this Agreement pursuant to its terms by (a) the Consenting Revolving Credit Agreement Lenders, (b) the Consenting Secured Noteholders, (c) Tema, or (d) any Company Party;

(l) the occurrence of an “event of default” under the DIP Credit Agreement or Financing Orders, which is not otherwise waived pursuant to the terms thereof;

(m) the Bankruptcy Court enters an order amending, modifying, staying or vacating any of the Definitive Documents in the form approved by the Consenting Creditors in a manner that materially and adversely affects the Restructuring Transactions or the Consenting Creditors (including their recoveries pursuant to the Restructuring Transactions or the value thereof);

(n) the failure of the Revolving Credit Agreement Lenders to receive payment on account of the unwind of the Company Parties’ existing commodity hedging and derivative instruments, as provided for under the Restructuring Term Sheet;

(o) the failure of the initial 50% of the DIP Facility to be funded prior to or within three (3) Business Days of the entry of the Interim Financing Order or the remaining 50% of the DIP Facility to be funded prior to or within three (3) Business Days of the entry of the Final Financing Order; provided that, (i) the termination event under this Section 9.01(o) shall only be exercisable by the Required Revolving Credit Agreement Lenders and (ii) the Required Revolving Credit Agreement Lenders shall transmit a notice to the Company Parties and counsel to the other Consenting Creditors pursuant to Section 11.10, detailing such failure and the Parties thereto shall have five (5) Business Days after receiving such notice to cure such failure; or

(p) any Company Party pays (i) the fees or expenses of any advisors to the holders of Series A Preferred Stock or Existing Common Stock (except the Consenting TRA Restructuring Expenses), or (ii) any fees, costs, and expenses of the Tema in excess of the Consenting TRA Restructuring Expenses.

9.02 Debtor Termination Events. Any Debtor may terminate this Agreement (the “Terminating Company Party”) as to all Parties (except as expressly provided below) upon prior written notice, delivered in accordance with Section 11.10 hereof, upon the occurrence of any of the following events:

(a) the breach of any representation, warranty, or covenant as set forth in this Agreement (it being understood and agreed that any actions required to be taken by the Consenting Creditors that are included in the Restructuring Term Sheet are to be considered “covenants” of such Consenting Creditors, and therefore covenants of this Agreement, notwithstanding the failure of any specific provisions in the Restructuring Term Sheet to be contained in this Agreement) that would have a material adverse effect on the Restructuring Transactions in any material respect, by one or more Consenting Creditors that remains uncured (to the extent curable) for five (5) Business Days after the Terminating Company Parties transmit a written notice in accordance with Section 11.10 detailing any such breach; provided that if the termination is due to a breach by Tema, the termination by the Terminating Company Party shall only terminate the Agreement between the Terminating Company Party and Tema;

(b) the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with legal counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Proposal (a “Fiduciary Out”);

(c) the termination of this Agreement by (a) the Consenting Revolving Credit Agreement Lenders, (b) the Consenting Secured Noteholders, or (c) Tema.

9.03 Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among the Required Revolving Credit Agreement Lenders, the Required Secured Noteholders, Tema, and each of the Company Parties.

9.04 Termination Upon Completion of the Restructuring Transactions. This Agreement, and the obligations of all Parties hereunder, shall terminate automatically without any further required action or notice on the Plan Effective Date.

9.05 Effect of Termination. No Party may terminate this Agreement if such Party failed to perform or comply in any material respect with the terms and conditions of this Agreement, with such failure to perform or comply in such material respect causing, or resulting in, the occurrence of one or more termination events specified herein. The date on which termination of this Agreement as to a Party is effective in accordance with Sections 9.01, 9.02, 9.03, or 9.04 shall be referred to as a “Termination Date”. Except as set forth below, upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as between the terminating Party and the other Parties, and each Party subject to such termination shall be released from its obligations, commitments, undertakings, and agreements under or related to this Agreement (or any documents, instruments, or agreements related hereto) and shall have the rights and remedies that it would have had, had it not entered into this Agreement (or any documents, instruments, or agreements related thereto), and shall be entitled to take any and all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement (or any documents, instruments, or agreements related thereto); provided that Sections 6.04 and 11 shall survive the termination of this Agreement. For the avoidance of doubt, if any class of Consenting Creditors terminates this Agreement, the remaining Consenting Creditors shall remain bound by this Agreement unless it is separately terminated by the remaining classes of Consenting Creditors or the Debtors, as applicable. Upon the occurrence of a Termination Date, any and all consents or ballots tendered by the Terminating Consenting Creditors, or in the event of termination by a Company, any and all consents or ballots tendered by any Party, before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit the Company Parties or any of the Consenting Creditors from contesting whether any such termination is in accordance with the terms of this Agreement or to seek enforcement of any rights under this Agreement (or any documents, instruments, or agreements related thereto) that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Creditor, and (b) any right of any Consenting Creditor, or the ability of any Consenting Creditor to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Debtor or Consenting Creditor. Nothing in this Section 9.05 shall restrict any Party’s right to terminate this Agreement in accordance with Sections 9.01, 9.02, 9.03, or 9.04.

SECTION 10 AMENDMENTS; WAIVERS. This Agreement, including the Restructuring Term Sheet, may not be modified, amended, restated, or supplemented in any manner except in writing signed by all of: (a) the Required Revolving Credit Agreement Lenders; (b) the Required Secured Noteholders; (c) Tema; and (d) each of the Company Parties; provided, however, that this Section 10 shall not be amended without the consent of each Consenting Creditor. Any proposed modification, amendment, restatement, or supplement that is not approved by the requisite Parties as set forth above shall be ineffective and void ab initio. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement will be effective unless it is in writing and signed by the Parties.

SECTION 11 MISCELLANEOUS.

11.01 Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other documents, instruments, and agreements, and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions in accordance with the terms of this Agreement, as applicable.

11.02 Complete Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto.

11.03 Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

11.04 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for Southern District of Texas or any Texas State court (the “Chosen Courts”), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided, however, that if the Debtors commence the Chapter 11 Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive Chosen Court for the duration of the Chapter 11 Cases or as long as the Bankruptcy Court exercises jurisdiction over the Debtors.

11.05 Disclosure; Publicity. The Company Parties shall submit drafts of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement, or otherwise relating to the Restructuring Transactions, to counsel for the Consenting Creditors at least two (2) Business Days prior to making any such disclosure. Subject to Section 5.04, no Consenting Creditor shall, without the prior written consent of the Company Parties, make any public announcement or otherwise communicate (other than to decline to comment) with any Person with respect to this Agreement or the Restructuring Transactions or any of the transactions contemplated hereby or thereby, other than as may be required by applicable law and regulation or by any governmental or regulatory authority or as may be required in connection with an annual report or to any representative of any Party who reasonably needs to know such information or by a Party or any of its affiliates as part of such Person’s ordinary course internal or external reporting or review procedure or to such Person’s equity and debt investors or any current or prospective investors, in each case (to the extent applicable) so long as such Person is obligated to keep such information confidential on terms at least as protective as contained herein. This Section 11.05 shall not apply with respect to any information that is or becomes available to the public other than as a result of a disclosure in violation of any Party’s obligations under this Agreement. Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company Parties and any Consenting Creditor, no Party or its advisors shall disclose to any Person (including, for the avoidance of doubt, any other Consenting Creditor), other than advisors to the Company Parties, the principal amount of Claims or Interests held by any Consenting Creditor, without such Consenting Creditor’s prior written consent; provided, however, that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall, to the extent permitted by law, afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure (or seek a protective order) and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant Consenting Creditor) and (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate outstanding principal amount of Claims or Interests, held by each class of Consenting Creditors.

11.06 Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.07 Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic (including via .PDF) signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

11.08 Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Creditors, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

11.09 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person.

11.10 Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail (provided that no undeliverable message is received by the sender), courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Rosehill Resources Inc. and Rosehill Operating Company, LLC

16200 Park Row, Suite 300

Houston, Texas 77084

Attention: General Counsel

E-mail address: jjohnson@rosehillres.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: David M. Feldman and Matthew K. Kelsey

E-mail addresses: dfeldman@gibsondunn.com and mkelsey@gibsondunn.com

and

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Attention: Michael S. Neumeister

E-mail address: mneumeister@gibsondunn.com

(b)	if to Revolving Credit Agreement Agent or a Consenting Revolving Credit Agreement Lender, to:

JPMorgan Chase Bank, N.A.

712 Main St., Fl 5

Houston, Texas 77002

Attention: Darren Vanek

E-mail address: Darren.m.vanek@jpmorgan.com

with copies (which shall not constitute notice) to:

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Jason Cohen

E-mail address: jason.cohen@bracewell.com

and

White & Case LLP

609 Main Street, Suite 2900

Houston, Texas 77002

Attention: Mark D. Holmes

E-mail address: mark.holmes@whitecase.com

(c)	if to a Consenting Secured Noteholder, to:

EIG Management Company, LLC

Three Allen Center

333 Clay Street

Suite 3500

Houston, TX 77002

Attention: Richard K. Punches, Clay Taylor

E-mail addresses: richard.punches@eigpartners.com, clay.taylor@eigpartners.com with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60154

Attention: Chad J. Husnick, Mary Kogut Brawley, Christopher S. Koenig

E-mail addresses: chusnick@kirkland.com,

mbrawley@kirkland.com, chris.koenig@kirkland.com

(d)	if to Tema, to:

Tema Oil and Gas Company

100 Light Street

25th floor

Baltimore, MD 21202

Attention: Frank Rosenberg and Andrew Lapayowker

E-mail address: frosenberg@rosemoreinc.com and alapayowker@rosemoreinc.com with copies (which shall not constitute notice) to:

McDermott Will & Emery LLP

Avenue of the Americas, Suite 4500

Miami, Florida 33131

Attention: Fred Levenson, Michal Boykins, and Jay Kapp

Email address: flevenson@mwe.com, mboykins@mwe.com, and jkapp@mwe.com or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.

Any notice given by delivery, mail, or courier shall be effective when received.

11.11 Independent Due Diligence and Decision Making. Each Party hereby confirms that its decision to execute and deliver this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

11.12 Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms, pursue the consummation of the Restructuring Transactions, or the payment of damages to which a Party may be entitled under this Agreement.

11.13 Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

11.14 Several, Not Joint, Claims. The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

11.15 Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

11.16 Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ROSEHILL RESOURCES INC.

By:	/s/ R. Craig Owen
Name:	R. Craig Owen
Title:	Senior Vice President &
Chief Financial Officer

ROSEHILL OPERATING COMPANY, LLC

By:	/s/ R. Craig Owen
Name:	R. Craig Owen
Title:	Senior Vice President &
Chief Financial Officer

[Signature Page for Restructuring Support Agreement]

EIG ENERGY FUND XVI, L.P.
By:	EIG Management Company, LLC, its manager

By:	/s/ Clayton R. Taylor
Name:	Clayton R. Taylor
Title:	Managing Director

By:	/s/ Richard K. Punches II
Name:	Richard K. Punches II
Title:	Managing Director

Principal Amount of Revolving Credit Agreement Claims: $__________________

Principal Amount of Secured Noteholder Claims: $[**]

Principal Amount of TRA Claims: $__________________

Shares of equity in RRI: __________________

Shares of Series B Preferred Stock: __________________

[Signature Page for Restructuring Support Agreement]

EIG ENERGY FUND XVI-B, L.P.
By:	EIG Management Company, LLC, its manager

By:	/s/ Clayton R. Taylor
Name:	Clayton R. Taylor
Title:	Managing Director

By:	/s/ Richard K. Punches II
Name:	Richard K. Punches II
Title:	Managing Director

Principal Amount of Revolving Credit Agreement Claims: $__________________

Principal Amount of Secured Noteholder Claims: $[**]

Principal Amount of TRA Claims: $__________________

Shares of equity in RRI: __________________

Shares of Series B Preferred Stock: __________________

[Signature Page for Restructuring Support Agreement]

EIG ENERGY FUND XVI-E, L.P.
By:	EIG Management Company, LLC, its manager

By:	/s/ Clayton R. Taylor
Name:	Clayton R. Taylor
Title:	Managing Director

By:	/s/ Richard K. Punches II
Name:	Richard K. Punches II
Title:	Managing Director

Principal Amount of Revolving Credit Agreement Claims: $__________________

Principal Amount of Secured Noteholder Claims: $[**]

Principal Amount of TRA Claims: $__________________

Shares of equity in RRI: __________________

Shares of Series B Preferred Stock: __________________

[Signature Page for Restructuring Support Agreement]

EIG HOLDINGS PARTNERSHIP (DIREWOLF), L.P.
By:	EIG Management Company, LLC, its manager

By:	/s/ Clayton R. Taylor
Name:	Clayton R. Taylor
Title:	Managing Director

By:	/s/ Richard K. Punches II
Name:	Richard K. Punches II
Title:	Managing Director

Principal Amount of Revolving Credit Agreement Claims: $__________________

Principal Amount of Secured Noteholder Claims: $[**]

Principal Amount of TRA Claims: $__________________

Shares of equity in RRI: __________________

Shares of Series B Preferred Stock: __________________

[Signature Page for Restructuring Support Agreement]

EIG XVI HOLDINGS PARTNERSHIP (DIREWOLF), L.P.
By:	EIG Direwolf GP, LLC, its General Partner
By:	EIG Asset Management, LLC, its Managing Member

By:	/s/ Clayton R. Taylor
Name:	Clayton R. Taylor
Title:	Managing Director

By:	/s/ Richard K. Punches II
Name:	Richard K. Punches II
Title:	Managing Director

Principal Amount of Revolving Credit Agreement Claims: $__________________

Principal Amount of Secured Noteholder Claims: $[**]

Principal Amount of TRA Claims: $__________________

Shares of equity in RRI: __________________

Shares of Series B Preferred Stock: __________________

[Signature Page for Restructuring Support Agreement]

EIG-GATEWAY DIRECT INVESTMENTS (DIREWOLF), L.P.
By:	EIG Management Company, LLC, its manager

By:	/s/ Clayton R. Taylor
Name:	Clayton R. Taylor
Title:	Managing Director

By:	/s/ Richard K. Punches II
Name:	Richard K. Punches II
Title:	Managing Director

Principal Amount of Revolving Credit Agreement Claims: $__________________

Principal Amount of Secured Noteholder Claims: $[**]

Principal Amount of TRA Claims: $__________________

Shares of equity in RRI: __________________

Shares of Series B Preferred Stock: __________________

[Signature Page for Restructuring Support Agreement]

EIG-KEATS ENERGY PARTNERS, L.P.
By:	EIG Management Company, LLC, its manager

By:	/s/ Clayton R. Taylor
Name:	Clayton R. Taylor
Title:	Managing Director

By:	/s/ Richard K. Punches II
Name:	Richard K. Punches II
Title:	Managing Director

Principal Amount of Revolving Credit Agreement Claims: $__________________

Principal Amount of Secured Noteholder Claims: $[**]

Principal Amount of TRA Claims: $__________________

Shares of equity in RRI: __________________

Shares of Series B Preferred Stock: __________________

[Signature Page for Restructuring Support Agreement]

FS ENERGY AND POWER FUND
By:	FS/EIG Advisor, LLC, its investment advisor

By:	/s/ Clayton R. Taylor
Name:	Clayton R. Taylor
Title:	Managing Director

By:	/s/ Richard K. Punches II
Name:	Richard K. Punches II
Title:	Managing Director

Principal Amount of Revolving Credit Agreement Claims: $__________________

Principal Amount of Secured Noteholder Claims: $[**]

Principal Amount of TRA Claims: $__________________

Shares of equity in RRI: __________________

Shares of Series B Preferred Stock: [**]

[Signature Page for Restructuring Support Agreement]

EIG DIREWOLF EQUITY AGGREGATOR, L.P.
By:	EIG Direwolf GP, LLC, its General partner
By:	EIG Asset Management, LLC, its Managing Member

By:	/s/ Clayton R. Taylor
Name:	Clayton R. Taylor
Title:	Managing Director

By:	/s/ Richard K. Punches II
Name:	Richard K. Punches II
Title:	Managing Director

Principal Amount of Revolving Credit Agreement Claims: $__________________

Principal Amount of Secured Noteholder Claims: $__________________

Principal Amount of TRA Claims: $__________________

Shares of equity in RRI: __________________

Shares of Series B Preferred Stock: [**]

[Signature Page for Restructuring Support Agreement]

BBVA USA, as a Revolving Credit Agreement Lender

By:	/s/ Gabriela Azcarate
Name:	Gabriela Azcarate
Title:	Senior Vice President

Principal Amount of Revolving Credit Agreement Claims: $[**]

[Signature Page for Restructuring Support Agreement]

BMO HARRIS BANK N.A., as a Revolving Credit Agreement Lender

By:	/s/ Radhika Kapur
Name:	Radhika Kapur
Title:	Vice President

Principal Amount of Revolving Credit Agreement Claims: $[**]

[Signature Page for Restructuring Support Agreement]

CITIBANK, N.A., as a Revolving Credit Agreement Lender

By:	/s/ Thomas Skipper
Name:	Thomas Skipper
Title:	Vice President

Principal Amount of Revolving Credit Agreement Claims: $[**]

[Signature Page for Restructuring Support Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Revolving Credit Agreement Lender

By:	/s/ Michael Miller
Name:	Michael Miller
Title:	Vice President

Principal Amount of Revolving Credit Agreement Claims: $[**]

[Signature Page for Restructuring Support Agreement]

ING CAPITAL LLC, as a Revolving Credit Agreement Lender

By:	/s/ Juli Bieser
Name:	Juli Bieser
Title:	Managing Director

By:	/s/ Scott Lamoreaux
Name:	Scott Lamoreaux
Title:	Director

Principal Amount of Revolving Credit Agreement Claims: $[**]

[Signature Page for Restructuring Support Agreement]

JPMORGAN CHASE BANK, N.A., (“JPMC”), as Administrative Agent and Revolving Credit Agreement Lender, solely in respect of its Commercial Banking Corporate Client Banking & Specialized Industries unit (“CCBSI”) and not any other unit, group, division or affiliate of JPMC and solely in respect of CCBSI’s Revolving Credit Agreement Claim holdings. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not apply to JPMC (other than with respect to claims arising from the Revolving Credit Agreement Claims held by CCBSI).

By:	/s/ Darren Vanek
Name:	Darren Vanek
Title:	Authorized Officer

Principal Amount of Revolving Credit Agreement Claims: $[**]

[Signature Page for Restructuring Support Agreement]

TRUIST BANK, as successor in merger to SUNTRUST BANK, as a Revolving Credit Agreement Lender

By:	/s/ William S Krueger
Name:	William S Krueger
Title:	Senior Vice President

Principal Amount of Revolving Credit Agreement Claims: $[**]

[Signature Page for Restructuring Support Agreement]

TEMA OIL AND GAS COMPANY,

By:	/s/ Frank B. Rosenberg
Name:	Frank B. Rosenberg
Title:	President

Principal Amount of Revolving Credit Agreement Claims: $[**]

Principal Amount of Secured Noteholder Claims: $[**]

Percentage of TRA Claims: $[**]

Series A Preferred Stock: [**]

Series B Preferred Stock: [**]

Existing Common Stock: [**]

[Signature Page for Restructuring Support Agreement]

EXHIBIT A

[Restructuring Term Sheet]

ROSEHILL RESOURCES INC.

ROSEHILL OPERATING COMPANY, LLC

RESTRUCTURING TERM SHEET

June 30, 2020

This restructuring term sheet (this “Term Sheet”)1 presents the principal terms of a proposed financial restructuring described further below.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH AN OFFER, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION, EXECUTION, AND DELIVERY OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN. THE CLOSING OF ANY TRANSACTION WILL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

[1]	See Annex 1 for defined terms in connection with this Term Sheet.

Exhibit A - 1

OVERVIEW

Restructuring	A financial restructuring (the “Restructuring”) of the existing capital structure of Rosehill Resources Inc. (“RRI”) and Rosehill Operating Company, LLC (“ROC” and, together with RRI and their respective direct and indirect subsidiaries, the “Company” or the “Debtors”), which Restructuring will be consummated pursuant to the Plan containing the terms set forth herein to be confirmed in cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) pursuant to the restructuring support agreement to which this Term Sheet is attached (the “RSA”).

Proposed Filing Date and Venue:	No later than July 15, 2020 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

Claims and Interests to be Restructured:

Revolving Credit Agreement Claims: Consisting of up to $314,150,705 in principal amount, including, but not limited to, reimbursement obligations in respect of letters of credit, plus accrued and unpaid interest (at the non-default rate), fees, and other expenses or obligations arising and payable under or in accordance with or pursuant to that certain Amended and Restated Credit Agreement dated as of March 28, 2018 (as amended, restated, modified, or otherwise supplemented from time to time, the “Revolving Credit Agreement” and the facility contemplated thereby, the “Revolving Credit Facility”), by and among ROC, RRI, JPMorgan Chase Bank, N.A., as administrative agent and issuing bank (the “Revolving Credit Agreement Agent”), and the lenders thereunder (the “Revolving Credit Agreement Lenders”) plus, after giving effect to the Hedge Sweep Rights, amounts owing for prepetition hedges secured by or intended to be secured by the same collateral securing the obligations thereunder[2] (such Claims collectively, the “Revolving Credit Agreement Claims”).

The principal amount of Revolving Credit Agreement Claims consisting of revolving loans, plus accrued but unpaid interest thereon, are to be paid with net cash proceeds from the orderly unwind of all of the Company’s existing commodity hedging and derivative instruments, which is anticipated to occur between the execution of the RSA and the Petition Date, subject to sequencing and timing designed to maximize value on account of the Company’s existing commodity hedging and derivative instruments (the “Hedge Sweep Rights”). All interest rate swap agreements shall not be terminated, and shall remain in existence through the bankruptcy.

[2]

Subject to entry of an order granting such relief, all postpetition hedges entered into as contemplated by this Term Sheet shall be secured by superpriority claims or liens against the Debtors’ assets, subject to any permitted claims, liens, or exceptions to be negotiated prior to the Petition Date.

Exhibit A - 2

Secured Notes Claims: Consisting of $100 million in principal amount, plus accrued and unpaid interest (at the non-default rate), fees (including, but not limited to, the Repayment Fee (as defined in the Note Purchase Agreement (as defined below))), and other expenses arising and payable pursuant to that certain Note Purchase Agreement dated as of December 8, 2017 (as amended, restated, modified, or otherwise supplemented from time to time, the “Note Purchase Agreement”), by and among ROC, RRI, each of the holders from time to time party thereto (the “Secured Noteholders”) and U.S. Bank National Association, as agent and collateral agent (in such capacity, the “Note Agent”) (the Claims thereunder, the “Secured Notes Claims”).

TRA Claims: Consisting of all Claims arising under that certain Tax Receivable Agreement dated as of April 27, 2017 (as amended, restated, modified, or otherwise supplemented from time to time, the “TRA”), by and among RRI and Tema Oil and Gas Company (the “TRA Holder”) (the Claims thereunder, the “TRA Claims”).

General Unsecured Claims: Consisting of any prepetition Claim against the Company that is not a Revolving Credit Agreement Claim, a Secured Notes Claim, a TRA Claim, an Intercompany Claim, or a Claim that is secured, subordinated, or entitled to priority under the Bankruptcy Code (the “General Unsecured Claims”).

Series A Preferred Stock: Consisting of all Claims and Interests arising under the 8.00% Series A Cumulative Perpetual Convertible Preferred Stock of RRI (the “Series A Preferred Stock”).

Series B Preferred Stock: Consisting of all Claims and Interests arising under the 10.00% Series B Redeemable Preferred Stock of RRI (the “Series B Preferred Stock”).

Existing Common Stock: Consisting of all Common Stock of RRI other than Intercompany Interests (the “Existing Common Stock”).

Other Existing Interests: Means any equity security (as defined in section 101(16) of the Bankruptcy Code) in RRI or ROC other than the Existing Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Intercompany Interests, including, but not limited to, options, warrants, rights, restricted units or other securities or agreements to acquire (or obtain or control) the common stock, preferred stock, limited liability company interests, or other equity, ownership or profits interests of RRI or ROC (whether or not arising under or in connection with any employment agreement, separation agreement or employee incentive plan or program of RRI or ROC as of the Petition Date) (the “Other Existing Interests”).

Exhibit A - 3

TRANSACTION OVERVIEW

Overview of the Restructuring:

The Restructuring will be implemented through prepackaged Chapter 11 Cases by the Company to pursue confirmation of the Plan. Votes on the Plan will be solicited from (i) holders of Revolving Credit Agreement Claims, (ii) holders of Secured Notes Claims and (iii) holders of TRA Claims.

As a component of the Restructuring:

(a) the maturity date of the Revolving Credit Facility shall be extended to the fourth (4th) anniversary of the Effective Date, and the borrowing base of the Revolving Credit Facility shall be reduced to $235 million;

(b) the Convertible Junior DIP Facility (as defined below) shall be converted to 24.15% of the New Common Shares, subject to dilution from the MIP Equity (as defined below);

(c) each Secured Noteholder will receive its Pro Rata share of 68.60% of the New Common Shares, subject to dilution from the MIP Equity, in exchange for all of the Secured Note Claims;

(d) the TRA Holder will receive its Pro Rata share of 4.08% of the New Common Shares, subject to dilution from the MIP Equity, in exchange for all of the TRA Claims;

(e) each holder of Series A Preferred Stock and Series B Preferred Stock will receive its Pro Rata share of 1.48% of the New Common Shares, subject to dilution from the MIP Equity and subject to the terms provided herein, in exchange for all of the Series A Preferred Stock and Series B Preferred Stock; and

(f) Existing Common Stock and Other Existing Interests shall be cancelled and receive no recovery.

As of the Effective Date (and in connection with the immediately preceding clauses (a) through (f)), the Secured Notes Claims, TRA Claims, Series A Preferred Stock, Series B Preferred Stock, Existing Common Stock, and Other Existing Interests will be cancelled, released, and extinguished and will be of no further force and effect.

Convertible Junior DIP Facility

The Restructuring will be financed by consensual use of cash collateral and a new debtor-in-possession financing facility to ROC in the principal amount of $17.5 million (the “Convertible Junior DIP Facility”), which shall be junior to the Adequate Protection Liens, superpriority liens securing postpetition hedges, Revolving Credit Agreement Claims and Secured Notes Claims in terms of payment and lien priority as provided herein but senior to all other Claims and Interests. The Company shall be required to enter into (and draw 50% of) the Convertible Junior DIP Facility no later than three (3) Business Days after entry of the Interim DIP Order.

$15 million of the Convertible Junior DIP Facility shall be backstopped by the Secured Noteholders (the “EIG DIP Lenders” and such backstopped amount, the “EIG DIP Backstop Amount”), and $2.5 million shall be backstopped by the TRA Holder (the “TRA DIP Lenders” and such backstopped amount, the “TRA DIP Backstop Amount”) (all such participating persons or entities, the “DIP Lenders”). Notwithstanding

Exhibit A - 4

anything contained in the foregoing to the contrary, the TRA DIP Lenders shall have the right (to be exercised in their sole and absolute discretion, which decision must be made and conveyed to the EIG DIP Lenders no later than three (3) Business Days after the execution of the RSA) to subscribe to provide up to $7.5 million of the Convertible Junior DIP Facility (the actual amount of the Convertible Junior DIP Facility that is funded by the EIG DIP Lenders shall be the “EIG Convertible Junior DIP Facility” and the actual amount of the Convertible Junior DIP Facility that is funded by the TRA DIP Lenders shall be the “TRA Convertible Junior DIP Facility”).

The Convertible Junior DIP Facility shall have the other terms and conditions set forth in the term sheet attached hereto as Exhibit 1 (the “DIP Term Sheet”).

The Debtors shall draw the full amount of the Convertible Junior DIP Facility prior to the Effective Date, subject to the Debtors’ satisfaction of the conditions precedent with respect to each such draw, which, to the extent the maturity thereof does not occur prior to the Effective Date, shall be converted to equity on the Effective Date on the terms provided herein.

Cash Collateral

The Company shall have the ability to use cash collateral during the pendency of the Chapter 11 Cases, and in exchange shall provide each Revolving Credit Agreement Lender and each Secured Noteholder with the following adequate protection, which shall be more fully set forth in interim and final cash collateral orders (which may be the orders approving the Convertible Junior DIP Facility) in form and substance acceptable to the Revolving Credit Agreement Lenders in their sole discretion and acceptable to the Secured Noteholders in their commercially reasonable discretion (and for the avoidance of doubt, if such cash collateral orders are the orders approving the Convertible Junior DIP Facility, such orders shall be in form and substance acceptable to the Majority DIP Lenders in their sole discretion):

(a)   first priority adequate protection claims and superpriority administrative claims (subject to the carve out) to the extent of any diminution in value of the applicable existing collateral (the “Adequate Protection Liens”);

(b)   payment of interest under the Revolving Credit Facility at the applicable non-default rate in cash;

(c)   payment of interest due under the Note Purchase Agreement on June 30, 2020 (and no subsequent accrued or unpaid interest) (the “Second Lien Interest Adequate Protection Payment”), may be made in cash to the Secured Noteholders on the Effective Date if after giving effect to payment of interest and other applicable transactions, the Minimum Liquidity Condition (defined below) is satisfied;

(d)   payment of the reasonable and documented fees, costs, and expenses of the Revolving Credit Agreement Lenders, Revolving Credit Agreement Agent, the Secured Noteholders and the Note Agent;

Exhibit A - 5

(e)   ongoing reporting under the applicable prepetition documents, with modifications to be agreed; and

(f)   budget variance requirements and reporting consistent with those described in the DIP Term Sheet.

All adequate protection claims shall be subject to the relative priorities set forth in the Intercreditor Agreement dated as of December 8, 2017 among the Revolving Credit Agreement Agent and the Note Agent (the “Intercreditor Agreement”).

Minimum Hedging

ROC shall enter into commodity hedge transactions pursuant to standards agreed in advance by the Company, the Majority DIP Lenders, and Revolving Credit Agreement Agent in their reasonable discretion such that, as soon as practical (i) after the Petition Date (and in any case no later than ten (10) Business Days after the Petition Date), the notional volumes of such commodity hedge transactions represent at least 70% of reasonably anticipated projected production from oil and gas properties constituting proved developed producing reserves of ROC for each of the following 24 months (August 2020 to July 2022 based on the most recent reserve report) for each of crude oil and natural gas, calculated separately and (ii) no later than ninety (90) days after the Effective Date, the notional volumes of such commodity hedge transactions represent at least 50% of reasonably anticipated projected production from oil and gas properties constituting proved developed producing reserves of ROC for each of the following 25-30 months (August 2022 to January 2023 based on the most recent reserve report) for each of crude oil and natural gas, calculated separately; provided that, in each case, swaps shall represent at least 50% of all commodity hedge transactions and the remaining percentage may be in the form of costless collars or puts.[3] All claims arising from commodity hedge transactions referred to in clause (i) and (ii) of the immediately preceding sentence shall be pari passu to any adequate protection claims and superpriority administrative claims, as applicable, of the Revolving Credit Agreement Lenders, and senior to all other Claims and Interests (including the Convertible Junior DIP Facility or any other postpetition financing (other than as may be provided by the Revolving Credit Agreement Lenders)).

Notwithstanding anything to the contrary, upon the Effective Date, the Company’s hedge obligations shall constitute “secured obligations” under the definitive documents governing the restructured Revolving Credit Agreement.

[3]	Upon the Effective Date, the Company’s hedge obligations shall be governed by the definitive documents for the new Revolving Credit Agreement.

Exhibit A - 6

TREATMENT OF CLAIMS AND INTERESTS

Administrative Expense Claims and Priority Tax Claims:	Except to the extent that a holder of an Allowed Administrative Expense Claim or an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim and an Allowed Priority Tax Claim will receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Claim on the Effective Date or as soon as practicable thereafter or such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Other Secured Claims:

Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors or New Rosehill (subject to the consent of the Majority DIP Lenders and consultation in good faith with the Consenting Revolving Credit Agreement Lenders), (i) each such holder will receive payment in full in Cash, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Other Secured Claim will be reinstated, or (iii) such holder will receive such other treatment so as to render such holder’s Allowed Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.

Unimpaired – Presumed to Accept.

Other Priority Claims:

Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim will, at the option of the Debtors or New Rosehill (subject to the consent of the Majority DIP Lenders and consultation in good faith with the Consenting Revolving Credit Agreement Lenders), (i) be paid in full in Cash or (ii) otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon as reasonably practicable thereafter.

Unimpaired – Presumed to Accept.

Convertible Junior DIP Facility Claims:	The EIG DIP Lenders shall receive a backstop fee of 7% of the EIG DIP Backstop Amount and the TRA DIP Lenders shall receive a backstop fee of 7% of the TRA DIP Backstop Amount (the “DIP Backstop Fee”), which shall be fully earned upon the entry of the order approving the Convertible Junior DIP Facility, and (a) to the extent the Effective Date occurs prior to the termination of the RSA, shall be paid on the Effective Date as 1.69% of the New Common Shares issued pursuant to the Plan on the Effective Date, subject to dilution by the MIP Equity or (b) to the extent the RSA is terminated prior to the Effective Date, shall be paid in cash when principal amounts outstanding under the DIP Facility come due (subject to the payment subordination terms therein).

Exhibit A - 7

On the Effective Date, the principal amount of the Convertible Junior DIP Facility shall be converted into 24.15% of the New Common Shares issued pursuant to the Plan on the Effective Date, subject to dilution by the MIP Equity (the “Convertible Junior DIP Facility Equity”).

On the Effective Date, accrued interest (including interest paid in kind) and upfront fees then due, in each case with respect to the Convertible Junior DIP Facility (the “DIP Amounts”), shall be paid in cash to the extent the Minimim Liquidity Condition is satisfied following the payment of the DIP Amounts, as set forth in greater detail below.

Revolving Credit Agreement Claims:

On the Effective Date, the Revolving Credit Agreement will be amended, restated and/or replaced or otherwise modified on the terms set forth as Exhibit 2 (the “RBL Term Sheet”) hereto and such other terms mutually agreed in good faith among ROC and the Consenting Revolving Credit Agreement Lenders (subject to the consent of the Required Secured Noteholders).

Impaired – Entitled to Vote.

Secured Notes Claims:

On the Effective Date, each holder of an Allowed Secured Claim will receive, in full and final satisfaction of such Allowed Secured Claim, its Pro Rata share of 68.60% of the New Common Shares issued pursuant to the Plan on the Effective Date, subject to dilution by the MIP Equity.

The Secured Notes Claims shall be cancelled on the Effective Date.

Impaired - Entitled to Vote.

TRA Claims

On the Effective Date, each holder of an Allowed TRA Claim will receive, in full and final satisfaction of such TRA Claim, its Pro Rata share of (a) 4.08% of the New Common Shares issued pursuant to the Plan on the Effective Date, subject to dilution by the MIP Equity, and (b) the Preferred Stock Allocated Recovery to the extent the Preferred Stock Class does not receive such distribution pursuant to the Plan.

The TRA Claims shall be cancelled on the Effective Date.

Impaired-Entitled to Vote.

General Unsecured Claims:	On the Effective Date, each holder of a General Unsecured Claim will, in the Debtors’ discretion, receive payment in full in cash or will be reinstated, but for the avoidance of doubt, no General Unsecured Claim will receive payment prior to the applicable amount becoming due and payable against the Debtors.

Exhibit A - 8

Unimpaired – Presumed to accept.

Series A Preferred Stock and Series B Preferred Stock

Series A Preferred Stock and Series B Preferred Stock shall be classified in a single class under the Plan (the “Preferred Stock Class”).

If (a) the Preferred Stock Class votes to accept the Plan pursuant to Bankruptcy Code section 1126 and (b) no holder of Series A Preferred Stock or Series B Preferred Stock objects to the Plan, including the allowance or priority of the TRA Claim, then (i) on the Effective Date, each holder of Series A Preferred Stock and Series B Preferred Stock will receive, in full and final satisfaction of such Interests, its Pro Rata share of 1.48% of the New Common Shares issued pursuant to the Plan on the Effective Date, subject to dilution by the MIP Equity (the “Preferred Stock Allocated Recovery”); and (ii) holders of Series B Preferred Stock shall waive and release any right to any recovery on account of such Series B Preferred Stock (the “Series B Allocated Recovery”), with all such Series B Allocated Recovery being distributed to the holders of Series A Preferred Stock.

If (x) the Preferred Stock Class does not vote to accept the Plan pursuant to Bankruptcy Code section 1126, or (y) any holder of Series A Preferred Stock or Series B Preferred Stock objects to the Plan, including the allowance or priority of the TRA Claim, then (a) the holders of Series A Preferred Stock and Series B Preferred Stock shall receive no portion of the Preferred Stock Allocated Recovery, and (b) the Preferred Stock Allocated Recovery shall be distributed to the TRA Holder on account of the TRA Claims.

In either case, the Series A Preferred Stock and Series B Preferred Stock shall be cancelled, released and extinguished and will be of no further force and effect on the Effective Date.

Impaired – Entitled to Vote.

Existing Common Stock and Other Existing Interests	On the Effective Date, Existing Common Stock and Other Existing Interests will be cancelled, released and extinguished and will be of no further force and effect. Impaired – Presumed to Reject.

Intercompany Claims and Intercompany Interests:

All Intercompany Claims and Intercompany Interests will be reinstated or modified as agreed by the Company and the Majority DIP Lenders in consultation in good faith with the Consenting Revolving Credit Agreement Lenders.

Unimpaired – Presumed to Accept or Reject.

Exhibit A - 9

GENERAL PROVISIONS

Executory Contracts and Unexpired Leases:

Gateway gathering agreement to be amended after execution of the RSA and before the Petition Date, on terms set forth under that separate term sheet agreed to by the Majority Restructuring Support Parties, with definitive documentation for such amendment to be determined in the Majority Restructuring Support Parties’ reasonable discretion based on good faith discussions and negotiations prior to the Petition Date, and shall be assumed under the Plan.

All executory contracts and unexpired leases will either be assumed, assigned, or rejected pursuant to the Plan on the Effective Date, in consultation with, and subject to the consent (such consent not to be unreasonably withheld) of, the Majority DIP Lenders and, in the case of material executory contracts, the Required Revolving Credit Agreement Lenders.

Board of Directors:	The new Board of Directors will consist of (i) three directors selected by the Secured Noteholders, (ii) one director selected by the holders of TRA Claims, and (iii) one vacant position to be determined by the Secured Noteholders, whose identities shall be disclosed in the plan supplement (the “New Board”).

Charter, By-Laws and Organizational Documents:

The Amended Organizational Documents must be acceptable to the Debtors, the Required Secured Noteholders, and the TRA Holder (such consents, in each case, not to be unreasonably withheld), and the Amended Organizational Documents will become effective as of the Effective Date.

The Debtors, the Required Secured Noteholders, and the TRA Holder shall work in good faith to negotiate and finalize the Amended Organizational Documents, or term sheets containing the material terms thereof, prior to the Petition Date.

Exhibit A - 10

Management Treatment:

On the Effective Date, all existing employment agreements and retention and incentive programs for senior management ((i) President and Chief Executive Officer, (ii) Senior Vice President and Chief Financial Officer, (iii) Vice President-Commercial and Reserves, and (iv) Vice President, General Counsel, Corporate Secretary, and Compliance Officer) (each, a “Senior Employee”), shall be assumed by the Debtors to the extent such agreements are amended to include terms and conditions that must be agreed by the Senior Employees, the Debtors, and the Required Secured Noteholders.

The Plan will provide for the establishment of a post-emergence management incentive plan to be adopted by the New Board (the “Management Incentive Plan”), which will provide for restricted units, options, New Common Shares, or other rights exercisable, exchangeable, or convertible into New Common Shares representing up to 10% of the New Common Shares on a fully diluted, as-converted, and fully distributed basis (the “MIP Equity”) (or such lower amount of New Common Shares as determined by the New Board). The other terms and conditions of the Management Incentive Plan (including, but not limited to, participants, timing and amount of awards, vesting, exercise prices, etc.) shall be determined by the New Board no later than 60 days after the Effective Date.

Non-Executive Employees	All existing non-executive employees of the Debtors shall be offered employment on terms and conditions no less favorable than existing terms and conditions, and all existing ordinary course retention and other bonus programs shall be assumed through the Plan; provided that no retention or bonus programs shall be authorized or paid during the Chapter 11 Cases absent the consent of the Majority DIP Lenders and the Required Secured Noteholders each in their reasonable discretion.

Vesting of Assets:	On the Effective Date, pursuant to section 1141(b)–(c) of the Bankruptcy Code, all operating assets of the Debtors will vest in New Rosehill free and clear of all liens, Claims, and encumbrances, except as otherwise provided by the Plan.

Conditions to Effectiveness:

Effectiveness of the Plan will be subject to the satisfaction of customary conditions, including the following (as applicable):

i.   the Definitive Documents (as defined in the RSA) will contain terms and conditions consistent in all material respects with this Term Sheet and the RSA;

ii.  the Bankruptcy Court will have entered the Confirmation Order, and such Confirmation Order will not have been stayed or modified;

iii.   other conditions to be agreed among the Debtors and the Majority Restructuring Support Parties;

Exhibit A - 11

iv.   all governmental approvals, including Bankruptcy Court approval, necessary to effectuate the Restructuring will have been obtained and all applicable waiting periods will have expired; and

v.  all Consenting Revolving Credit Agreement Lender Expenses, Consenting Secured Noteholder Restructuring Expenses and, subject to the satisfaction of the Minimum Liquidity Condition on the Effective Date (after giving effect to such payment and all other applicable transactions), Consenting TRA Restructuring Expenses will have been paid in full.

The conditions to effectiveness may be waived, in whole or in part, in writing (which may be via e-mail) by the Debtors and the Majority Restructuring Support Parties.

Releases, Exculpation, Discharge and Injunction:

The Plan shall contain full mutual general releases effective on the Effective Date between and among, among other parties, the Debtors, Secured Noteholders, Note Agent, TRA Holder, Revolving Credit Agreement Lenders, Revolving Credit Agreement Agent, in each case in all of their respective capacities, and such entities’ respective current and former affiliates, and such entities’ and their current and former affiliates’ current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their current and former officers, managers, directors, equity holders, principals, members, employees, agents, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, for any claims arising on or prior to the Effective Date, in each case with respect to, or related to, the Company.

The Plan will also contain customary exculpation, release (both Debtor and third-party releases), discharge, and injunction provisions.

Exemption from SEC Registration	The issuance and distribution under the Plan of the New Common Shares will be issued in reliance on the exemption from registration under the Securities Act or applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

Tax Structure:	To the extent practicable, the Restructuring contemplated by this Term Sheet will be structured so as to obtain the most beneficial tax structure for the Company, its equity holders post-transaction, the TRA Holder, holders of Secured Notes Claims, and holders of Revolving Credit Agreement Claims, which (i) shall be determined in each of such parties’ sole discretion and based on good faith discussions and negotiations, and (ii) such parties shall work in good faith to determine on or before July 7, 2020.

Exhibit A - 12

Consent Rights in the RSA; Incorporated in Plan:	Notwithstanding anything to the contrary herein or in the Plan, any and all consent rights of the Consenting Revolving Credit Agreement Lenders, Consenting Secured Noteholders, or TRA Holder set forth in the RSA and this Term Sheet with respect to the definitive documents, including, but not limited to, any amendments, restatements, supplements, or other modifications to such documents, will be incorporated into the Plan by reference and fully enforceable as if stated in full in the Plan.

Consenting Creditor Restructuring Expenses:

The Company will pay, immediately prior to the Petition Date, all Consenting Revolving Credit Agreement Lender Expenses, and Consenting Secured Noteholder Restructuring Expenses, including, but not limited to, fees, costs, and expenses estimated to be incurred prior to the filing of the Chapter 11 Cases, for which invoices or receipts are furnished by the advisors to the Company, the Revolving Credit Agreement Agent and the Consenting Secured Noteholders, as applicable, at least one (1) Business Day prior thereto.

The order(s) approving the use of cash collateral and any Convertible Junior DIP Facility shall provide for the prompt payment of all Consenting Revolving Credit Agreement Lender Expenses and Consenting Secured Noteholder Restructuring Expenses upon the Debtors’ receipt of summary invoices or receipts by the advisors to the Company, the Revolving Credit Agreement Agent and the Consenting Secured Noteholders.

On the Effective Date, without the need to file a fee or retention application in the Chapter 11 Cases, the Debtors will pay all unpaid Consenting Revolving Credit Agreement Lender Expenses, Consenting Secured Noteholder Restructuring Expenses and Consenting TRA Restructuring Expenses, including unpaid fees, costs, and expenses estimated to be incurred through the Effective Date to the extent invoiced at least one (1) Business Day before the Effective Date by the advisors to the Company, the Revolving Credit Agreement Agent, the Consenting Secured Noteholders and the Consenting TRA Holder, as applicable; provided, that in the case of Consenting TRA Restructuring Expenses, payments thereof shall be made only if the Minimum Liquidity Condition is satisfied (after giving pro forma effect to such payment and any other applicable transactions).

In the event that, on the Effective Date, there is not sufficient cash to (a) satisfy the Minimum Liquidity Condition (after giving pro forma effect to such payment and any other applicable transactions), and (b) pay all of the DIP Amounts, the Consenting TRA Restructuring Expenses and the Second Lien Interest Adequate Protection Payment in full in cash, then the Second Lien Interest Adequate Protection Payment shall first be satisfied through payment of available cash (after satisfying subsection (a) of this paragraph) on the Effective Date with the remainder (if any) being applied next to the DIP Amounts, and the remainder (if any) being applied next to the Consenting TRA Restructuring Expenses. Any portion of the Consenting TRA Restructuring Expenses not paid on the Effective Date shall be accrued

Exhibit A - 13

on the balance sheet of New Rosehill and shall be payable once the Minimum Liquidity Condition is met (after giving effect to such payment) or such payment is no longer prohibited under the Amended Revolving Credit Agreement. Any portion of the Second Lien Adequate Protection Payment not paid on the Effective Date shall be deemed discharged or otherwise extinguished.

The Company shall not pay or agree to pay (a) the fees or expenses of any advisors to the holders of Series A Preferred Stock or Existing Common Stock (except the Consenting TRA Restructuring Expenses), or (b) any fees, costs, and expenses of the TRA Holder in excess of the Consenting TRA Restructuring Expenses (and the RSA shall contain a covenant with respect to the foregoing, the breach of which shall give rise to a termination event by the Required Revolving Credit Agreement Lenders and Required Secured Noteholders).

Fiduciary Out:	Notwithstanding anything to the contrary herein, nothing in this Term Sheet or any of the definitive documentation to implement this Term Sheet shall require the Restructuring Committee (as defined in the RSA) to take any action, or to refrain from taking any action, with respect to a Restructuring to the extent that the Restructuring Committee determines, based on the advice of counsel, that taking such action, or refraining from taking such action, as applicable, would not be in compliance with applicable law or its fiduciary obligations under applicable law.

Private Company:	The Debtors and the parties to the RSA shall take all steps reasonably necessary, as permitted by applicable law and regulation, for the Debtors to no longer have any securities listed on a national securities exchange and to no longer be obligated to file reports with the SEC under the Securities Exchange Act of 1934.

Retention of Jurisdiction:	The Plan will provide for a broad retention of jurisdiction by the Bankruptcy Court for (i) resolution of Claims, (ii) allowance of compensation and expenses for pre-Effective Date services, (iii) resolution of motions, adversary proceedings, or other contested matters, (iv) entry of such orders as necessary to implement or consummate the Plan and any related documents or agreements, and (v) other customary purposes.

Exhibit A - 14

ANNEX 1

Defined Terms

Defined Terms

“Administrative Expense Claim”	Any right to payment constituting a cost or expense of administration incurred during the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, but not limited to, (i) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises), (ii) Fee Claims, (iii) Consenting Revolving Credit Agreement Lender Expenses, (iv) Consenting Secured Noteholder Restructuring Expenses, and (v) Consenting TRA Restructuring Expenses.

“Allowed”	With reference to any Claim or Interest, (i) any Claim or Interest arising on or before the Effective Date (a) as to which no objection to allowance has been interposed within the time period set forth in the Plan or (b) as to which any objection has been determined by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective holder, (ii) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (iii) any Claim or Interest expressly allowed under the Plan; provided, however, that notwithstanding the foregoing, New Rosehill will retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise unimpaired pursuant to the Plan.

“Amended Organizational Documents”	The applicable forms of certificate of incorporation, certificate of formation, bylaws, limited liability company agreements, shareholder (or similar) agreement (if any), or other similar organizational documents, as applicable, of New Rosehill.

“Business Day”	Any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Claim”	A “claim,” as defined in section 101(5) of the Bankruptcy Code, as against any Debtor.

“Confirmation Date”	The date on which the Bankruptcy Court enters the Confirmation Order.

Annex 1 - 1

Defined Terms

“Confirmation Order”	The order of the Bankruptcy Court confirming the Plan in the Chapter 11 Cases.

“Consenting Revolving Credit Agreement Lender Expenses”	The reasonable and documented fees, costs, and expenses incurred by the Consenting Revolving Credit Agreement Lender advisors and the Revolving Credit Agreement Agent advisors pursuant to the terms of their fee letters, including, without limitation, (i) the reasonable and documented fees, costs, and expenses of White & Case LLP, as counsel to the Revolving Credit Agreement Agent, (ii) the reasonable and documented fees, costs, and expenses of Bracewell LLP, as co-counsel to the Revolving Credit Agreement Agent, (iii) the reasonable and documented fees, costs, and expenses of any other counsel to any of the Consenting Revolving Credit Agreement Lender(s) and (iv) all monthly fees, restructuring, transaction and back-end fees payable to Restructuring Partners & Associates LLC, all of which fees shall be deemed reasonable for all purposes hereunder.

“Consenting Revolving Credit Agreement Lenders”	Those Revolving Credit Agreement Lenders that are signatories to the RSA.

“Consenting Secured Noteholders”	Those Secured Noteholders that are signatories to the RSA.

“Consenting TRA Holder”	The TRA Holder that is signatory to the RSA.

“Consenting Secured Noteholder Restructuring Expenses”	The reasonable and documented fees, costs, and expenses incurred by the Consenting Secured Noteholders’ advisors pursuant to the terms of their fee letters, including, without limitation, (i) the reasonable and documented fees, costs, and expenses of Kirkland & Ellis LLP, as primary counsel to the Consenting Secured Noteholders, and Shipman & Goodwin LLP as primary counsel to the Note Agent, (ii) the reasonable and documented fees, costs, and expenses of local counsel to each of the Consenting Secured Noteholders and Note Agent and (iii) all monthly fees, restructuring, transaction and back-end fees payable to Rothschild & Co. and Intrepid Financial Partners, LLC, all of which fees, costs, and expenses shall be deemed reasonable for all purposes hereunder.

Annex 1 - 2

Defined Terms

“Consenting TRA Restructuring Expenses”	The reasonable and documented fees, costs, and expenses incurred by the Consenting TRA Holder’s advisors pursuant to the terms of their fee letters, including, without limitation, (i) the reasonable and documented fees, costs, and expenses of McDermott Will & Emery LLP, as primary counsel to the Consenting TRA Holder, (ii) the reasonable and documented fees, costs, and expenses of local counsel to the Consenting TRA Holder, and (iii) all monthly fees, restructuring, transaction and back-end fees payable to Seaport Gordian Energy LLC, all of which fees, costs, and expenses shall be deemed reasonable for all purposes hereunder; provided that Consenting TRA Restructuring Expenses shall not exceed, in the aggregate, the lesser of (x) $1.5 million, plus 50% of any additional fees, costs, or expenses described in this section, or (y) $2.0 million.

“Effective Date”	The date upon which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with the terms thereof and the Plan becomes effective.

“Estate(s)”	Individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

“Fee Claim”	A Claim for professional services rendered or costs incurred on or after the Petition Date through the Confirmation Date by professional persons retained by an order of the Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, or 503(b) of the Bankruptcy Code in the Chapter 11 Cases.

“Final Order”	An order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

Annex 1 - 3

Defined Terms

“Intercompany Claim”	Any Claim against a Debtor held by another Debtor.

“Intercompany Interest”	Any Interest in a Debtor held by another Debtor.

“Interest”	Any equity interest (as defined in section 101(16) of the Bankruptcy Code) in the Debtors, including, but not limited to, all ordinary shares, units, common stock, preferred stock, membership interest, limited liability company interest, partnership interest or other instrument, evidencing any fixed or contingent ownership interest in the Debtors, whether or not transferable, including, but not limited to, any option, warrant, or other right, contractual or otherwise, to acquire (or obtain or control) any such interest in the Debtors, that existed immediately before the Effective Date.

“Majority Restructuring Support Parties”	The Required Revolving Credit Agreement Lenders, the Required Secured Noteholders, and the TRA Holder.

“New Common Shares”	Shares of common stock or limited liability company interests, as applicable, of New Rosehill.

“New Rosehill”	Reorganized ROC or a newly-created entity to be created pursuant to the Plan that following the Effective Date, which shall directly or indirectly acquire substantially all of the assets of ROC pursuant to the Plan and be the successor to ROC.

“Other Priority Claim”	Any Claim that is entitled to priority of payment as specified in section 507(a) of the Bankruptcy Code, other than an Administrative Expense Claim or a Priority Tax Claim.

“Other Secured Claim”	A Secured Claim other than a Priority Tax Claim, a Revolving Credit Agreement Claim, or a Secured Notes Claim.

“Plan”	The prepackaged chapter 11 plan of reorganization of the Company implementing the Restructuring, including, but not limited to, all appendices, exhibits, schedules, and supplements thereto, as may be modified from time to time in accordance with its terms and the RSA.

Annex 1 - 4

Defined Terms

“Priority Tax Claim”	Any Secured Claim or unsecured Claim of a governmental unit of the kind entitled to priority of payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

“Pro Rata”	The proportion that an Allowed Claim or Interest in a particular class bears to the aggregate amount of Allowed Claims or Interests in that class.

“Required Revolving Credit Agreement Lenders”	Has the meaning set forth in the RSA.

“Required Secured Noteholders”	Has the meaning set forth in the RSA.

“Secured Claim”	A Claim (i) secured by a lien on collateral to the extent of the value of such collateral as (a) set forth in the Plan, (b) agreed to by the holder of such Claim and the Debtors, or (c) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code.

“Securities Act”	Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, and any rules and regulations promulgated thereby.

“Unimpaired”	With respect to a Claim, Interest, or a class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Annex 1 - 5

Exhibit 1

Term Sheet for Convertible Junior DIP Facility

Borrower:	ROC.

Guarantors:	RRI and each direct and indirect subsidiary thereof (other than ROC).

DIP Facility:

$17.5 million convertible debtor-in-possession delayed draw term loan facility (the “DIP Facility”), which shall be junior to the Adequate Protection Liens, superpriority liens securing postpetition hedges, Revolving Credit Agreement Claims and the Secured Notes Claims but senior to all other Claims and Interests and subject to the conditions set forth below. The DIP Facility will be drawn in two different borrowings with 50% of the DIP Facility being drawn on the entry of the Interim DIP Order (or within three (3) Business Days thereof) and the remaining 50% being drawn on the entry of the Final DIP Order (or within three (3) Business Days thereof). The funded portions of the DIP Facility shall be converted into common equity on the Effective Date as further described in the section entitled “Conversion” below.

$15 million of the Convertible Junior DIP Facility shall be backstopped by the Secured Noteholders (the “EIG DIP Lenders” and such backstopped amount, the “EIG DIP Backstop Amount”), and $2.5 million shall be backstopped by the TRA Holder (the “TRA DIP Lenders” and such backstopped amount, the “TRA DIP Backstop Amount”) (all such participating persons, the “DIP Lenders”). Notwithstanding anything contained in the foregoing to the contrary, the TRA DIP Lenders shall have the right (to be exercised in their sole and absolute discretion, which decision must be made and conveyed to the EIG DIP Lenders no later than three (3) Business Days after the execution of the RSA) to subscribe to provide up to $7.5 million of the Convertible Junior DIP Facility (the actual amount of the Convertible Junior DIP Facility that is funded by the EIG DIP Lenders shall be the “EIG Convertible Junior DIP Facility” and the actual amount of the Convertible Junior DIP Facility that is funded by the TRA DIP Lenders shall be the “TRA Convertible Junior DIP Facility”).

Until (a) the Revolving Credit Agreement Claims (other than contingent indemnity obligations as to which no claim has been asserted) are paid in full in cash and, in the case of letters of credit or prepetition hedges, cash collateralized pursuant to arrangements satisfactory to the issuer(s) or holders thereof (the “Payment in Full of the Revolving Credit Facility”) and (b) the Secured Notes Claims (other than contingent indemnity obligations as to which no claim has been asserted) are paid in full in cash, the DIP Facility (including principal, interest and fees) may not be paid in cash or otherwise redeemed (other than in accordance with the conversion terms of the DIP Facility as further described in the section entitled “Conversion” below). If the DIP Agent or any DIP Lender

Exhibit 1 - 1

receives payment(s) in violation of this payment subordination provision, then the DIP Agent or such DIP Lender, as applicable, shall hold such amounts in trust for the benefit of (a) first, the holders of the Revolving Credit Agreement Claims and shall promptly turn over such amounts to the Revolving Credit Agreement Agent and (b) second, after the Payment in Full of the Revolving Credit Facility, the holders of the Secured Notes Claims and shall promptly turn over such amounts to the Note Agent.

Liens securing the DIP Facility (the “Junior DIP Liens”) shall be junior and subordinate in right, priority, operation, effect and all other respects to (a) the Adequate Protection Liens and superpriority liens securing postpetition hedges, (b) any and all liens securing, intending to secure or otherwise held for the benefit of the Revolving Credit Agreement Claims (including pursuant to the Intercreditor Agreement and liens granted by RRI to secure the DIP Facility) and (c) any and all liens securing, intending to secure or otherwise held for the benefit of the Secured Notes Claims (including pursuant to the Intercreditor Agreement and liens granted by RRI to secure the DIP Facility). Prior to the Payment in Full of the Revolving Credit Facility, if the DIP Agent or any DIP Lender shall obtain possession of any Junior DIP Collateral (as defined below) or shall realize any proceeds or payment in respect of any Junior DIP Collateral, pursuant to the exercise of any rights or remedies with respect to the Junior DIP Collateral or by the exercise of any rights available to it under applicable law or pursuant to the DIP Orders (as defined below), at any time prior to the Payment in Full of the Revolving Credit Facility, then it shall hold such Junior DIP Collateral, proceeds or payment in trust for the holders of Revolving Credit Agreement Claims and transfer such Junior DIP Collateral, proceeds or payment, as the case may be, to the Revolving Credit Agreement Agent as promptly as practicable. After the Payment in Full of the Revolving Credit Facility, if the DIP Agent or any DIP Lender shall obtain possession of any Junior DIP Collateral (as defined below) or shall realize any proceeds or payment in respect of any Junior DIP Collateral, pursuant to the exercise of any rights or remedies with respect to the Junior DIP Collateral or by the exercise of any rights available to it under applicable law or pursuant to the DIP Orders (as defined below), at any time prior to the discharge of Secured Note Claims, then it shall hold such Junior DIP Collateral, proceeds or payment in trust for the holders of Secured Note Claims and transfer such Junior DIP Collateral, proceeds or payment, as the case may be, to the Note Agent as promptly as practicable.

For the avoidance of doubt, nothing in the DIP Facility or any other document shall, or shall be deemed to, provide that the Junior DIP Liens in any way prime the liens securing or intending to secure or otherwise held for the benefit of the Revolving Credit Agreement Claims or the Secured Notes Claims.

Exhibit 1 - 2

DIP Lenders:

All funding obligations of the DIP Lenders shall be several and not joint and each DIP Lender shall fund its pro rata portion of each drawing.

Any such DIP Lenders holding at least 50.1% of the sum of (i) the outstanding principal amount of all DIP loans outstanding at any such time and (ii) the principal amount of unused but available commitments in respect of DIP loans at any such time, the “Majority DIP Lenders”.

DIP Agent:	To be selected by the Majority DIP Lenders.

Maturity Date:	The earliest of: (a) 6 months after the date the Chapter 11 Cases are filed (the “Petition Date”), (b) [reserved]; (c) [reserved]; (d) the effective date of a plan of reorganization; (e) the closing of a sale of substantially all of the equity interests or assets of the Company (unless done pursuant to the Plan); (f) the date of prepayment in cash in full by the Company of all DIP Claims and termination of all commitments in respect of the DIP Facility in accordance with the terms of the DIP Facility; and (g) the date of termination of the commitments in respect of the DIP Facility and/or acceleration of any outstanding extensions of credit following the occurrence and during the continuance of an event of default under the DIP Facility.

Interest Rate:	8% per annum, paid-in-kind monthly. Additional 2% per annum default rate paid-in-kind. Interest may only be paid in cash on the Effective Date to the extent provided for in the conversion terms of the DIP Facility as further described in the section entitled “Conversion” below.

Upfront Fees:	100 bps paid-in-kind. Upfront fee(s) may only be paid in cash on the Effective Date to the extent provided for in the conversion terms of the DIP Facility as further described in the section entitled “Conversion” below.

Backstop Fees:	See “Convertible Junior DIP Facility Claims” section.

Collateral:	All of the Borrower’s and Guarantors’ assets, subject to certain exceptions and to priority as more thoroughly described in the interim (the “Interim DIP Order”) and final (the “Final DIP Order”) debtor-in-possession orders entered by the Bankruptcy Court (the “Junior DIP Collateral”), which such orders shall be in form and substance satisfactory to the Majority DIP Lenders and the Revolving Credit Agreement Agent in their sole discretion and consistent with the terms of this Term Sheet (the “DIP Orders”).

Exhibit 1 - 3

Representations and Warranties, Covenants and Events of Default:

Customary for debtor-in-possession facilities of this type, including, without limitation, the occurrence of events of default upon any termination of, or default under which allows termination by the Consenting Secured Noteholders of, the Restructuring Support Agreement, or the Company proposing, supporting or failing to object to any plan of reorganization (other than the Plan or any other plan of reorganization that is acceptable to the Majority DIP Lenders in their sole discretion, provided, however, that this provision is subject to Section 4.02 of the RSA in all respects) that does not repay the Revolving Credit Agreement Claims, the Secured Note Claims and the Claims in respect of the DIP Facility in full in cash upon the consummation thereof.

In addition, definitive documentation to require that the Borrower shall (a) enter into commodity hedge transactions pursuant to standards agreed in advance by the Company, the Majority DIP Lenders, and Revolving Credit Agreement Agent in their reasonable discretion such that, as soon as practical after the Petition Date (and in any case no later than ten (10) Business Days after the Petition Date), such that notional volumes of such commodity hedge transactions represent at least 70% of reasonably anticipated projected production from oil and gas properties constituting proved developed producing reserves of the Borrower for each of the following 24 months (August 2020 to July 2022 based on the most recent reserve report) for each of crude oil and natural gas, calculated separately, (b) receive prior written consent from Majority DIP Lenders and the Revolving Credit Agreement Agent (acting at the direction of the Requisite Consenting Revolving Credit Agreement Lenders) for any asset sales or dispositions outside the ordinary course of business in excess of $200,000 in the aggregate or investments in excess of $200,000 in the aggregate, (c) provide a weekly reporting package[4] to the Majority DIP Lenders and the Revolving Credit Agreement Agent that includes, without limitation, (i) current daily production by well (three-stream, gross and net) provided seven days in arrears, (ii) current accounts payable aging report, including, but not limited to, accrued capital expenses, (iii) current corporate model as available (4+8 version or latest equivalent), (iv) current hedge mark-to-market detail, (v) final capitalization, including cash balance and debt outstanding for such

[4]

The Borrower acknowledges and agrees that the Budget and other weekly reporting items required hereunder shall be required to be in the same form as those documents delivered to Opportune by EIG by email dated June 19, 2020 at 4:04 pm CT, with modifications as agreed in telephonic discussions between Opportune and EIG on June 22, 2020 at 4:30 pm CT.

Exhibit 1 - 4

week period, (vi) all reporting and information to be delivered under the DIP Orders, (vii) operations report, including current well status and anticipated capital needs, (viii) six-week cash flow forecast and extended monthly liquidity budget to be provided as requested and (ix) any other items as reasonably requested by the Majority DIP Lenders or the Revolving Credit Agreement Agent, in each case, by 5:00 p.m. CT on the date due, (d) deliver monthly LOS reports no later than 45 days after month-end and reported on trailing twelve-month basis, and (e) provide quarterly financial statements in line with existing reporting requirements.

Reporting under the DIP Facility shall be the same as any reporting required with respect to any cash collateral order.

Any required reporting and notices that are provided to the DIP Agent or DIP Lenders pursuant to the DIP Facility shall be provided substantially contemporaneously to the Revolving Credit Agreement Agent.

Milestones:

No later than three (3) Business Days after the Petition Date: Entry of Interim DIP Order, in form and substance satisfactory to the DIP Agent, the Majority DIP Lenders and the Revolving Credit Agreement Agent in their sole discretion and consistent with the terms of this Term Sheet.

No later than forty-five (45) days after the Petition Date: Entry of Final DIP Order, in form and substance satisfactory to the DIP Agent, the Majority DIP Lenders and the Revolving Credit Agreement Agent in their sole discretion.

No later than sixty (60) days after the Petition Date: Entry of confirmation order, in form and substance satisfactory to the Majority DIP Lenders and the Requisite Revolving Credit Agreement Lenders pursuant to the terms set forth in the RSA.

No later than seventy-five (75) days after the Petition Date: Occurrence of the effective date of the Plan.

Milestones to be extended only with the consent of the Majority DIP Lenders and the Revolving Credit Agreement Agent (acting at the direction of the Requisite Consenting Revolving Credit Agreement Lenders) in their sole discretion.

Exhibit 1 - 5

Budget Covenant:[5]

Prior to the commencement of the Chapter 11 Cases, the DIP Agent, DIP Lenders and the Revolving Credit Agreement Agent shall receive an initial 13-week budget commencing the week during which the Petition Date occurred, including, but not limited to, all exhibits and containing line items of sufficient detail to reflect the Company’s projected disbursements and projected cash receipts for the following 13-week period and all other information requested by the Majority DIP Lenders or the Revolving Credit Agreement Agent (the “Initial Budget”), in form, substance and detail satisfactory to the Majority DIP Lenders and Revolving Credit Agreement Agent in their sole discretion.[6]

By 5:00 p.m. CT on the date that is the one (1) week anniversary of the Petition Date and each one (1) week anniversary thereafter, the Company will provide a thirteen (13)-week cash flow forecast, containing line items of sufficient detail to reflect the Company’s projected disbursements (including the projected Aggregate Cash Disbursements (as defined below)) and projected cash receipts for the following 13-week period (the “13-Week Cash Flow Budget”) to the Majority DIP Lenders and the Revolving Credit Agreement Agent. Within one (1) Business Day of the Majority DIP Lenders’ and the Revolving Credit Agreement Agent’s receipt of the 13-Week Cash Flow Budget (or on such more frequent dates as may be requested by the Majority DIP Lenders or the Revolving Credit Agreement Agent), the Company and Opportune LLP will attend a teleconference with the Majority DIP Lenders and the Revolving Credit Agreement Agent (and, if elected by either of the Majority DIP Lenders or the Revolving Credit Agreement Agent, their respective financial advisors) to update them about compliance with the 13-Week Cash Flow Budget and any other matters reasonably requested by any DIP Lender or the Revolving Credit Agreement Agent.

By 5:00 p.m. CT on the date that is two (2) days prior to the Budget Approval Deadline (as defined below), the Company will provide to the DIP Agent, DIP Lenders and Revolving Credit Agreement Agent a 13-Week Cash Flow Budget and all other information requested by the Majority DIP Lenders or the Revolving Credit Agreement Agent, in each case, in form and substance satisfactory to the Majority DIP Lenders and Revolving Credit Agreement Agent (together with the Initial Budget, the “Budget”).

[5]	Budget consent/approval rights in favor of Revolving Credit Agreement Agent subject to direction from Requisite Consenting Revolving Credit Agreement Lenders
[6]

The Borrower acknowledges and agrees that the Budget and other weekly reporting items required hereunder shall be required to be in the same form as those documents delivered to Opportune by EIG by email dated June 19, 2020 at 4:04 pm CT, with modifications as agreed in telephonic discussions between Opportune and EIG on June 22, 2020 at 4:30 pm CT.

Exhibit 1 – 6

Beginning on a date that is the conclusion of the First Testing Period (as defined below) and on each two (2) week anniversary thereafter (the “Budget Approval Deadline”), the Company must seek and obtain the written consent of the Majority DIP Lenders and the Revolving Credit Agreement Agent in their sole discretion to the Budget (the “Budget Approval”). The Company’s failure to comply with the Budget, subject to permitted variances will constitute an Event of Default. In the event the Company does not obtain the consent of the Majority DIP Lenders or the Revolving Credit Agreement Agent with respect to the Budget Approval, the Budget most recently approved pursuant to the DIP Facility shall apply, unless the Bankruptcy Court orders alternative relief pursuant to dispute procedures to be agreed.

Beginning on the first Wednesday following the conclusion of the First Testing Period (the “First Variance Testing Date”) and on each two (2) week anniversary of the First Variance Testing Date (each such date, a “Variance Testing Date”), in each case on or before 5:00 p.m. CT on such Variance Testing Date, the Company will provide to the DIP Agent, DIP Lenders and Revolving Credit Agreement Agent a variance report tested for the preceding two (2)-week period then ended as of the immediately preceding Friday (each such period, a “Testing Period” and each such report, a “Variance Report”) (provided, that the first such Testing Period shall run from the day following the Petition Date through the second Friday thereafter (the date from the Petition Date through such second Friday, the “First Testing Period”)), in form and substance satisfactory to the DIP Agent, the Majority DIP Lenders and the Revolving Credit Agreement Agent in their reasonable discretion, detailing the following: (i) the aggregate disbursements of the Company and aggregate receipts during the applicable Testing Period; (ii) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements made during such Testing Period by the Company against the aggregate disbursements for the Testing Period as set forth in the Budget applicable to such Testing Period and (iii) any variance (whether positive or negative, expressed as a percentage) between the aggregate receipts received during such Testing Period by the Company against the aggregate receipts for the Testing Period as set forth in the Budget applicable to such Testing Period, in each case of the foregoing clauses, with a detailed explanation of any such variance in form, substance and detail satisfactory to the Majority DIP Lenders and Revolving Credit Agreement Agent in their reasonable discretion.

Exhibit 1 – 7

As of any Variance Testing Date, for the Testing Period ending on the Friday preceding such Variance Testing Date, the Company shall not allow the cash disbursements made by the Company in respect of any line-item during such Testing Period to be greater than fifteen-percent (15%) of the corresponding line-item for the Company set forth in the Budget for such Testing Period (each, the “Variance Limit”); provided, that the cash expenses and disbursements considered for determining compliance with this covenant shall exclude (w) royalty payments, production and ad valorem taxes, or other disbursements calculated based on the volume or amount of oil, gas, or natural gas liquid production, (x) the Debtors’ disbursements and expenses in respect of professional fees during such Testing Period, (y) interest and financing fees paid during such Testing Period, and (z) net hedge settlements during such Testing Period. Additional variances, if any, from the Budget, and any proposed changes to the Budget, shall be subject to the written consent of the Majority DIP Lenders and Revolving Credit Agreement Agent in their sole discretion. For the avoidance of doubt, any reference to “written consent” hereunder shall include consent granted by email. The covenant described in this paragraph shall be referred to herein as the “Budget Covenant”.

The definitive documentation shall contain such other reporting requirements (including in respect of the Budget) as are customary for debtor-in-possession financings of this type and such other reporting as required by the Majority DIP Lenders or the Revolving Credit Agreement Agent.

Coveraion:	To the extent the RSA has not been terminated prior to the Effective Date, on the Effective Date, the principal amount of the DIP Facility that has been funded prior to such date (together with accrued interest (including PIK interest) thereon and upfront fees) shall be converted into 24.15% of the New Common Shares issued pursuant to the Plan, subject to dilution by the MIP Equity; provided that, accrued interest (including PIK interest) and upfront fees may be paid in cash on the Effective Date to the extent the Company has minimum Liquidity of not less than $20 million (with “Liquidity” being defined to include unrestricted cash on hand plus availability of the Conforming Tranche) (the “Minimum Liquidity Condition”) after giving effect to such payment(s) and the other transactions to occur on the Effective Date.

Exhibit 1 – 8

The DIP Backstop Fee shall be converted or otherwise satisfied in accordance with the “Convertible Junior DIP Facility Claims” section.

Conditions Precedent to Effectiveness:

The effectiveness of the DIP Facility and the obligations of the DIP Lenders to fund the initial draw under the DIP Facility shall be subject to customary conditions for debtor-in-possession facilities of this type and certain other conditions as required by the Majority DIP Lenders, including, without limitation, completion of the following conditions precedent to the satisfaction of the Majority DIP Lenders and, with respect to the conditions described in paragraphs (a), (b), (d), (f), (g), (i), (j), (k), and (m), the DIP Lenders (the “Conditions Precedent”) (in each case, unless waived in writing (which may be via email) by the Majority DIP Lenders or DIP Lenders, as applicable), with the date of completion of the Conditions Precedent constituting the “Closing Date”:

(a)   The definitive documentation evidencing the DIP Facility shall be in form and substance satisfactory to the Majority DIP Lenders and the Revolving Credit Agreement Agent in their sole discretion and shall have been executed by the Company and the other parties thereto.

(b)   The Company, the agent and lenders under the Revolving Credit Facility, EIG, and the TRA Holder shall have entered into the RSA and the RSA shall remain in full force and effect, and shall not have been breached by any of the parties thereto, other than EIG, which breach does or shall give rise to a termination event under the RSA.

(c)   The DIP Secured Parties shall have received the Initial Budget, in form and substance satisfactory to the Majority DIP Lenders in their sole discretion.

(d)   (i) The Interim DIP Order, in form and substance satisfactory to the Majority DIP Lenders in their sole discretion and consistent with the terms of this Term Sheet, shall have been entered by the Bankruptcy Court and shall be in full force and effect and shall not have been vacated, stayed, revised, modified or amended in any manner without the prior written consent of the Majority DIP Lenders and (ii) the Company shall be in compliance with the Interim DIP Order in all material respects.

Exhibit 1 - 9

(e)   The Company shall have provided the Majority DIP Lenders with copies of each of the “first day” motions and proposed orders (including the cash management order), which shall be in form and substance reasonably satisfactory to the Majority DIP Lenders, to be filed with the Bankruptcy Court in connection with commencement of the Chapter 11 Cases and which such orders shall have been so entered by the Bankruptcy Court (and shall have not been vacated, stayed, revised, modified or amended in any manner without the prior written consent of the Majority DIP Lenders (which consent shall not be unreasonably withheld).

(f)   The representations and warranties of the Company contained in the DIP Facility shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, in all respects) as of the Closing Date (or as of such earlier date if the representation or warranty specifically relates to an earlier date).

(g)   Since the date of execution of the RSA, there shall have been no event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, operations, property, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Company taken as a whole, (ii) the ability of the Company to perform any of its obligations under the DIP Facility to which it is a party, (iii) the validity or enforceability of the DIP Facility, or (iv) the rights and remedies of or benefits available to the DIP Agent or any DIP Lender under the DIP Facility (other than as a result of the events leading up to, and following, the commencement of the Chapter 11 Cases and the continuation and prosecution thereof) (a “Material Adverse Effect”).

Exhibit 1 - 10

(h)   All reasonable out-of-pocket fees, charges and expenses (including reasonable and documented fees, costs, and expenses of outside counsel and investment banker fees) of the DIP Agent and the Majority DIP Lenders shall have been paid (or will be paid with the proceeds of the DIP Loan authorized under the Interim DIP Order).

(i) Upon the entry of the Interim DIP Order, the DIP Agent shall, for the benefit of the DIP Lenders, have valid, perfected and enforceable liens on all assets of the Company with the priority and subject to the exceptions set forth in the Interim DIP Order, subject only to the liens permitted by the DIP Facility.

(j) There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened (other than the Chapter 11 Cases) in any court or before any governmental authority or facts or circumstances that, in the reasonable opinion of the DIP Agent and the Majority DIP Lenders, materially and adversely affects any of the transactions contemplated hereby, or that has or could be reasonably likely to result in a Material Adverse Effect.

(k)   There shall be no default or event of default under the DIP Facility in existence and continuing at the time of, or after giving effect to the making of, such extension of credit or the occurrence of the Closing Date.

(l) The delivery of other customary deliverables, including secretary and officer certificates, organizational documents, lien search results, evidence of good standing, notice of borrowing, and evidence of insurance, in each case, reasonably requested by the Majority DIP Lenders.

(m) The Company shall have received all material governmental consents and permits required in connection with the DIP Facility.

(n)   EIG’s receipt of, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

Conditions Precedent to Final Draw:	The making of the second funding under the DIP Facility after the Closing Date shall be subject to customary conditions for debtor-in-possession facilities of this type as required by the Majority DIP Lenders, including, without limitation, completion of the following conditions precedent to the satisfaction of the Majority DIP Lenders and, with respect to the conditions described in paragraphs (a), (b), and (d), the DIP Lenders (the “Ongoing Conditions Precedent”):

Exhibit 1 - 11

(a)   the representations and warranties of the Company contained in the DIP Facility shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, in all respects) as of the date of borrowing (or as of such earlier date if the representation or warranty specifically relates to an earlier date),

(b)   there being no default or event of default under the DIP Facility in existence and continuing at the time of, or after giving effect to the making of, such extension of credit,

(c)   delivery of a customary borrowing notice at least fifteen (15) Business Days prior to the date of the second funding; provided that the date of funding requested therein may be extended as necessary to allow satisfaction of the condition described in clause (d) below,

(d)   (i) the Final DIP Order, in form and substance satisfactory to the DIP Agent and Majority DIP Lenders in their sole discretion, shall be in full force and effect and shall not have been (A) vacated, stayed or reversed or (B) modified or amended in any respect without the prior written consent of the DIP Agent and the Majority DIP Lenders and (ii) the Company shall be in compliance with the Final DIP Order in all material respects, and

(e)   evidence of pro forma compliance with the Budget Covenant reasonably satisfactory to the Majority DIP Lenders.

Consent Rights/Voting/Waiver/Information Rights:

Majority DIP Lender consent (other than in respect of customary “fundamental rights” which will require the consent of each DIP Lender adversely affected thereby, which fundamental rights shall be limited to (i) changes in fees, principal, interests, equity rights/conversion, amount and other economic terms, (ii) increases or reductions of commitments, (iii) changes to, or releases of, borrower or guarantors, or (iv) changes in priority or subordination of collateral).

Any written information or reporting provided to the EIG DIP Lenders or the Majority DIP Lender, or their respective agents or advisors, shall be provided at the same time and in the same manner to the TRA Holder.

Other Terms:	Customary for debtor-in-possession facilities of this type and such other terms as required by the DIP Agent and Majority DIP Lenders.

Exhibit 1 - 12

Exhibit 2

ROSEHILL EXIT RBL CREDIT AGREEMENT TERM SHEET
TERMS AND CONDITIONS

THIS TERM SHEET IS PRESENTED FOR DISCUSSION PURPOSES ONLY, DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RBL EXIT FINANCING, IT BEING UNDERSTOOD THAT THE CONSUMMATION OF THE RBL EXIT FINANCING (IF ANY) WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN.

ADDITIONALLY, THIS TERM SHEET DOES NOT CONSTITUTE A COMMITMENT TO PROVIDE, ACCEPT, OR CONSENT TO ANY FINANCING OR OTHERWISE CREATE ANY IMPLIED OR EXPRESS LEGALLY BINDING OR ENFORCEABLE OBLIGATION ON ANY PARTY (OR ANY AFFILIATES OF A PARTY), AT LAW OR IN EQUITY, TO NEGOTIATE OR ENTER INTO DEFINITIVE DOCUMENTATION RELATED TO THE RBL EXIT FINANCING OR TO NEGOTIATE IN GOOD FAITH OR OTHERWISE.

BORROWER	[Rosehill Operating Company, LLC] (“Borrower” or the “Company”)[1]

GUARANTORS	[Rosehill Resources Inc.] (“RRI”) and all existing or future U.S. restricted subsidiaries of RRI (other than Borrower) (collectively, the “Guarantors” and each, individually, a “Guarantor”)[2]

LOAN PARTIES	Borrower and each Guarantor (if any).

ADMINISTRATIVE AGENT	JPMorgan Chase Bank, N.A.

FACILITIES

•  $500 million senior secured revolving credit facility governed by an initial borrowing base of $235 million comprised of a $200 million conforming tranche and a $35 million non-conforming tranche.

•  The borrowing base is subject to semi-annual redeterminations occurring on or around April 1st and October 1st of each year with the Required Lenders and Borrower having the right to one wildcard between redeterminations.

•  No wildcard redeterminations may occur prior to the earlier of (i) six months after the Effective Date of the Plan, or (ii) April 1, 2021; provided that, reserve engineering information will still be provided.

•  The initial scheduled redetermination will occur on or around April 1, 2021.

•  The non-conforming tranche shall be permanently reduced upon any repayment thereof.

LETTERS OF CREDIT	15% of the conforming borrowing base then in effect.

EFFECTIVE DATE	The “Effective Date” is the date upon which all conditions to the effectiveness of the Facility have been satisfied or waived in accordance with the terms thereof.

TENOR	4 years from the Effective Date

[1]	TBD in connection with post-emergence corporate structure.
[2]	TBD in connection with post-emergence corporate structure.

Exhibit 2 – 1

SECURITY

•  Substantially all assets of the Borrower and Guarantors subject to customary exceptions.

•  Secured by first priority liens covering at least 90% of PV-9 of proved reserves; title requirement 85% of PV-9 of proved reserves

•  Pledge of 100% of the equity interests of the Borrower and Guarantors (other than RRI)

•  Deposit / treasury accounts to be maintained with J.P. Morgan and subject to deposit account control agreements subject to customary exceptions.

REVOLVER PRICING

Borrowing base utilization	Libor margin (bps	)	ABR margin (bps	)	Commitment fee (bps	)
Conforming
> 90%	400.0		300.0		50
< 90%	375.0		275.0		50
< 75%	350.0		250.0		50
< 50%	325.0		225.0		50
< 25%	300.0		200.0		50
Non-Conforming
> 0%	600.0		500.0		N/A

HEDGING

•  Minimum hedging:

•  for August 2020 through July 2022, 70% of PDP reserves (executed within 10 Business Days following the Petition Date)

•  for August 2022 through January 2023, 50% of PDP reserves (executed within 90 days following the Effective Date)

•  50% of all hedges shall be in the form of fixed for floating swaps while remaining 50% may be in the form of costless collars or puts

•  Rolling Maximum hedging:

•  for months 1-36: greater of 1) 95% of proved reserves or 2) 75% of forecasted production

•  for months 37-60: greater of 1) 85% of proved reserves or 2) 50% of forecasted production

•  customary modifications for acquisition activity

•  To include unwind mechanism if hedged volumes exceed actual production volumes

FINANCIAL MAINTENANCE COVENANTS

•  Net Debt / EBITDAX ≤ 4.5x beginning the first full fiscal quarter after the Effective Date and stepping down by 0.25x each fiscal quarter thereafter until 3.5x

•  EBITDAX to be calculated based on LTM and shall give effect to add-backs on account of costs and expenses related to the restructuring and the implementation of fresh start accounting

•  Cash netting permitted up to $35,000,000

•  Current ratio ≥ 1.0x beginning the first full quarter after the Effective Date

•  Debt for the Leverage Ratio to be measured as debt for borrowed money, drawn letters of credit, debt evidenced by notes, bonds or similar instruments, capital leases and purchase money indebtedness and guarantees thereof

Exhibit 2 – 2

MANDATORY PREPAYMENT (NON-CONFORMING TRANCHE)

•   Quarterly sweep of 50% of operating free cash flow (i.e., cash operating receipts (excluding third party royalties, production payments and similar cash receipts belonging to unaffiliated third parties) less cash operating disbursements (including Already Applied Free Cash Flow, capital expenditures during such quarter, payments from cash operating receipts applied during the applicable quarter to permanently repay the non-conforming tranche, and capital expenditure allowance to be mutually agreed) payable 30 days after the close of each quarter, beginning with the first full quarter ending after the Effective Date.

•   To the extent Liquidity is equal to or less than $35 million measured pro forma for such payment, such payment shall be applied to either the conforming tranche (on a non-permanent basis) or the non-conforming tranche (on a permanent basis), at the Borrower’s election.

•   If Liquidity is greater than $35 million measured pro forma for such payment, such payment shall be applied to the non-conforming tranche (on a permanent basis).

•   “Already Applied Free Cash Flow” means, with respect to any fiscal quarter, operating free cash flow already used to repay loans outstanding under the conforming borrowing base during such fiscal quarter less amounts reborrowed since such prepayment during such fiscal quarter.

•   While non-conforming loans remain outstanding (the “Non-Conforming Period”), subject to customary thresholds and exceptions (including reinvestment rights to be agreed), the net cash proceeds from any debt incurrence, asset sales (including midstream assets), or hedge unwinds shall be applied to the non-conforming tranche (without limiting any required reductions or redeterminations with respect to the conforming tranche).

ANTI-CASH HOARDING PROVISIONS

•   ACH conditions precedent:

•   Consolidated Cash Balance on and as of the date of a borrowing or the date of the issuance, increase, or extension of a letter of credit does not exceed $35,000,000 (the “Available Cash Threshold”), before and after giving effect to such borrowing or to the issuance, increase, or extension of such letter of credit and to the application of the proceeds therefrom on or around such date, (but in any event, not to exceed two Business Days after such date).

•   “Consolidated Cash Balance” means, at any time, (a) the aggregate amount of unrestricted cash and cash equivalents, in each case, held or owned by (either directly or indirectly), credited to the account of or would otherwise be required to be reflected as an asset on the balance sheet of the Borrower and Guarantors less (b) Excluded Cash.

•   “Excluded Cash” means (a) any cash or cash equivalents to pay third parties and for which the Borrower or such Guarantor has issued checks or has initiated wires or ACH transfers (or, in the Borrower’s discretion, will issue checks or initiate wires or ACH transfers within five (5) Business Days), (b) any cash or cash equivalents constituting purchase price deposits pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (c) cash proceeds of capital contributions to or issuances of stock to be used to consummate an acquisition pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment of such purchase price so long as such proceeds are (i) held in a deposit account subject to a control agreement and (ii) used within 30 days of the Borrower’s receipt of such proceeds; provided, however, that any such proceeds which are not so used within such 30 day period shall cease to be Excluded Cash at such time and (d) cash set aside to pay royalty obligations, working interest obligations, suspense payments and similar amounts belonging to unaffiliated third parties.

ACH mandatory prepayment: If the Borrower and Guarantors have a Consolidated Cash Balance in excess of the Available Cash Threshold as of the end of the last Business Day of any calendar week, the Borrower shall prepay borrowings on the immediately following Business Day in an amount equal to such excess.

Exhibit 2 – 3

NEGATIVE COVENANTS

Usual and customary for a facility of this type including, but not limited to:

•   Limitations on indebtedness

•   Permit issuance of senior unsecured notes subject to (i) repayment of all non-conforming loan, (ii) pro forma compliance with financial covenants and (iii) conforming borrowing base reduction by 25% of the amount of senior unsecured notes issued

•   Limitations on liens

•   Limitations on asset sales, mergers and consolidations and other fundamental changes

•   Asset sales or other transfers of proved reserves and hedge unwinds permitted subject to, among other things, 90% cash consideration requirement for sales, transfers and unwinds in excess of 5% of the borrowing base in the aggregate between scheduled redeterminations.

•   Any asset sale or transfer of proved reserves or hedge unwind (to the extent such hedges were relied upon in setting the borrowing base) greater than 5% of the borrowing base results in an immediate borrowing base decrease by the value sold or unwound

•   Asset sales or other transfers of midstream assets permitted subject to, among other things, 100% cash consideration requirement (unless replacement midstream properties are approved by majority lenders) and no borrowing base deficiency exists (after giving effect to use of proceeds) and, during the Non-Conforming Period, are applied to permanently repay the non-conforming tranche

•   Limitations on dividends and other restrictive agreements

•   After the Non-Conforming Period, general RP basket subject to pro forma leverage test at 2.50x and borrowing base availability at 25%

•   Limitations on investments/acquisitions

•   After the Non-Conforming Period, general investment basket into unrestricted subsidiaries subject to pro forma leverage test at 2.50x and borrowing base availability at 25%

•   Limitations on transaction with affiliates

•   [RRI passive holdco covenant (to the extent applicable in post-emergence structure)]

REPORTING REQUIREMENTS

Usualand customary for a facility of this type including, but not limited to:

•   Third party prepared year-end reserve report to be delivered by March 1st and internal prepared reserve report to be delivered by September 1st each year

•   Year-end audited consolidated financial statements to be provided within 120 days of fiscal year-end

•   Quarterly unaudited consolidated financial statements to be prepared within 60 days of quarter-end, commencing with the first full fiscal quarter ending after the Effective Date

•   12 month cash flow and capex forecast to be delivered at each redetermination

CONDITIONS PRECEDENT

Usual and customary for a facility of this type including, but not limited to:

•   Minimum availability under the conforming borrowing base of not less than $10 million

•   Minimum liquidity of not less than $20 million (with “Liquidity” being defined to include unrestricted cash on hand plus availability of conforming borrowing base)

•   Receipt of prepared third party reserve report as of December 31, 2019

•   Receipt of final Gateway contract and completion of confirmatory diligence on PV10 impact and satisfactory review of all other material contracts, including: gathering, processing and transportation agreements

•   No material adverse effect exists

•   No default exists

•   Execution of credit documentation, delivery of customary opinions, insurance certificates, closing certificates and other customary deliverables

Exhibit 2 – 4

•   Delivery of all required collateral (subject to customary post-closing periods after use of commercially reasonable efforts to obtain by closing); delivery of PATRIOT Act information

•   Entry of confirmation order confirming the prepackaged Chapter 11 plan of the Company (the “Plan”) consistent in all material respects with the plan of reorganization contemplated by the Restructuring Support Agreement entered into with the Company on or prior to the petition date and occurrence of the “Effective Date” of the Plan

VOTING RIGHTS	• Borrowing base increases: 100% • Borrowing base reductions / reaffirmation: 66 2/3% (the “Required Lenders”) • Simple amendments: 50%
OTHER

•   Reflect private company status of the Borrower

•   Reflect EIG as majority equityholder

•   Remove preferred equity and second lien concepts

•   Reflect customary permitted tax distributions if the [Borrower] is a flow-through entity for U.S. federal income tax purposes

UPFRONT FEES PAID TO MARKET	50 bps (12.5 bps per annum) on allocated commitments

OTHER FEES	Such other fees to be agreed with the Administrative Agent

Exhibit 2 – 5

EXHIBIT B

FORM OF JOINDER AGREEMENT FOR CONSENTING CREDITORS

This Joinder Agreement to the Restructuring Support Agreement, dated as of [•] (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Company, the holders of Claims and Interests (together with their respective successors and permitted assigns, the “Consenting Creditors” and each, a “Consenting Creditor”) is executed and delivered by _____________________________ (the “Joining Party”) as of _________ __, 2020. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Consenting Creditor” and a “Party” for all purposes under the Agreement and with respect to any and all Claims and Interests held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate principal amount of the Claims or Interests set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Creditors set forth in Section 7 of the Agreement to each other Party to the Agreement.

3. Governing Law. This Joinder Agreement is to be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state, without giving effect to the conflict of laws principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[CONSENTING CREDITOR]

By:
Name:
Title:

Principal Amount of Revolving Credit Agreement Claims: $____________________

Principal Amount of Secured Noteholder Claims: $____________________

Principal Amount of TRA Claims: $____________________

Shares of equity in RRI: ____________________

Notice Address:

[Signature Page for Joinder to Restructuring Support Agreement]